Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

OPTIO SOFTWARE, INC.;

OPTIO SOFTWARE II, INC.;

VERTISOFT CORPORATION

AND

SHAREHOLDERS OF VERTISOFT CORPORATION

Dated as of August 10, 2004

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3.27 Product Warranty	40
3.28 Amounts Owing	40
3.29 Continuity of Business Enterprises	41
3.30 Reorganization	41
3.31 Board of Director Approval; and Shareholder Vote Required	41
3.32 State Takeover Statutes	41
3.33 Investment	41
3.34 Disclosure of Information	41
3.35 Investment Experience	42
3.36 Accredited Investor	42
3.37 Restricted Securities	42
3.38 Representations as of the Closing Date	42
3.39 Records	42
3.40 Disclosure	42
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF OTHER SHAREHOLDERS AND FRENCH	42
4.1 Securities Ownership	43
4.2 Authorization; Enforceability	43
4.3 Absence of Conflicting Agreements	43
4.4 Certain Business Relationships with the Company	44
4.5 Certain Transactions or Arrangements	44
4.6 Brokers	44
4.7 Investment	44
4.8 Disclosure of Information	44
4.9 Investment Experience	44
4.10 Accredited Investor	44
4.11 Shareholder Approval	44
4.12 Restricted Securities	45
4.13 Reorganization	45
4.14 Litigation	45
4.15 Representations as of the Closing Date	45
4.16 Disclosure	45
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARENT	45
5.1 Organization	45
5.2 Authorization; Enforceability	46
5.3 Absence of Conflicting Agreements	46
5.4 Optio Shares	46
5.5 Capitalization of Parent and Merger Sub	46
5.6 Brokers	47
5.7 Litigation	47
5.8 SEC Filings	47
5.9 No Changes	47
5.10 Board of Director Approval	47
5.11 Reorganization	47
5.12 Representations as of the Closing Date	47
5.13 Disclosure	47

ARTICLE 6 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND MERGER SUB	48
6.1 Accuracy of Representations and Warranties	48
6.2 Compliance with Agreement	48
6.3 Proceedings and Instruments Reasonably Satisfactory	48
6.4 Deliveries at Closing	48
6.5 Satisfaction by Company of Certain Promissory Notes	49
6.6 Satisfaction by Company of Certain Deferred Compensation and Severance Obligations	49
6.7 Termination of Sterling Investment Group Warrant	50
6.8 No Dissenting Shares	50
6.9 Termination of Barron Hughes	50
6.10 Release by Mike McGuire	50
6.11 Assignments of Patent	50
6.12 Termination of Company Plans	50
6.13 Approvals and Consent	50
6.14 Absence of Investigations and Proceedings	50
6.15 Board of Director and Shareholder Approval	51
6.16 Governmental Consents	51
6.17 Absence of Liens; Payoff Letters	51
6.18 Payments Owed	51
6.19 Signature Cards on Bank Accounts	51
ARTICLE 7 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND SHAREHOLDERS	51
7.1 Accuracy of Representations and Warranties	51
7.2 Compliance with Agreement	52
7.3 Proceedings and Instruments Reasonably Satisfactory	52
7.4 Deliveries at Closing	52
7.5 Absence of Investigations and Proceedings	52
7.6 Approvals and Consent	52
7.7 Board of Director and Shareholder Approval	53
7.8 Governmental Consents	53
7.9 Stock Options to Donald French	53
7.10 Stock Options to Company Employees	53
ARTICLE 8 INDEMNIFICATION	53
8.1 Indemnification by French	53
8.2 Indemnification by Other Shareholders	54
8.3 Indemnification by Parent	55
8.4 Method of Asserting Claims	56
8.5 Limitation on Aggregate Claims	57
8.6 Limitation on Aggregate Claims	57
8.7 Payment of Claims	57
8.8 No Indemnification by Company of Surviving Corporation After Closing; No Contribution or Subrogation	58
ARTICLE 9 TAX MATTERS AND INDEMNIFICATION	58
9.1 Tax Treatment	58
9.2 Tax Indemnification	58

9.3 Computation of Tax Liabilities	59
9.4 Procedures Relating to Indemnification Relating to this Article 9	60
9.5 Tax Returns	61
9.6 Tax Dispute Resolution Mechanism	63
9.7 Tax Sharing Agreements	63
9.8 No Indemnification by Company or Surviving Corporation After Closing; No Contribution or Subrogation	63
ARTICLE 10 FURTHER AGREEMENTS	64
10.1 Company Employees	64
10.2 Legend	65
10.3 Voting of and Dividends on the Escrowed Shares	65
10.4 Merger of Surviving Corporation into Parent	65
ARTICLE 11 MISCELLANEOUS	66
11.1 Further Assurances	66
11.2 Schedules	66
11.3 Survival	66
11.4 Entire Agreement; Amendment; and Waivers	66
11.5 Expenses	67
11.6 Benefit; Assignment	67
11.7 Public Announcements	67
11.8 Notices	67
11.9 Counterparts; Headings	68
11.10 Income Tax Position	68
11.11 Severability	68
11.12 Consent of Shareholders	68
11.13 Governing Law	68

LIST OF EXHIBITS

Exhibit A	-	Company’s Closing Certificate

Exhibit B	-	Company’s and Shareholders’ Opinion of Counsel

Exhibit C	-	Escrow Reserve Agreement

Exhibit D	-	Merger Sub’s Closing Certificate

Exhibit E	-	Parent’s and Merger Sub’s Opinion of Counsel

Exhibit F	-	Parent’s Closing Certificate

Exhibit G	-	Shareholders’ Closing Certificate

Exhibit H	-	Form of Estoppel Certificate

Exhibit I	-	Certificate of Merger

Exhibit J	-	Form of Employment Agreement for Donald French

Exhibit K	-	Form of Shareholder Release

Exhibit L	-	Form of Company Employee/Plan Participant Release

Exhibit M	-	Form of Confidentiality, Non-Solicitation and Non-Competition Agreement

Exhibit N	-	Form of Confidentiality and Non-Disclosure Agreement

Exhibit O	-	Form of Investment and Lock-Up Agreement

Exhibit P	-	Form of Officer/Director Release

Exhibit Q	-	Release of Promissory Note Holder

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LIST OF SCHEDULES

Schedule 1.1	-	Contracts

Schedule 1.2	-	Equipment

Schedule 1.3(a)	-	Leases for Real Property

Schedule 1.3(b)	-	Leases for Personal Property

Schedule 1.4	-	Motor Vehicles

Schedule 2.5(b)	-	Allocation of Optio Shares

Schedule 2.6(b)(ii)	-	Existing Customers

Schedule 2.6(b)(iii)	-	Software Solutions

Schedule 2.6(c)	-	Allocation of Additional Consideration

Schedule 2.12	-	Allocation of Escrowed Shares

Schedule 3.1(d)	-	Company and Subsidiary Officers and Directors

Schedule 3.3	-	Conflicting Agreements

Schedule 3.5(a)	-	Title to Company Assets

Schedule 3.5(b)	-	Capitalization

Schedule 3.5(c)	-	Title to Shares

Schedule 3.6	-	Condition of Equipment

Schedule 3.7	-	Matters Relating to Contracts

Schedule 3.8(a)	-	Company Registered Intellectual Property

Schedule 3.8(b)	-	Company Products

Schedule 3.8(g)	-	Licensed Software

Schedule 3.8(h)	-	Third Party Use of Intellectual Property

Schedule 3.8(i)	-	Third Party Intellectual Property

Schedule 3.8(j)	-	Intellectual Property Agreements

Schedule 3.8(n)	-	Infringement of Company Intellectual Property

Schedule 3.8(p)	-	Captured User Data

Schedule 3.9	-	Matters Relating to Leases

Schedule 3.10(a)	-	Financial Statements

Schedule 3.10(b)	-	Interim Financial Statements

Schedule 3.11	-	No Changes

Schedule 3.12	-	Undisclosed Liabilities

Schedule 3.13	-	Litigation, Labor Matters and Compliance with Laws

Schedule 3.14	-	Taxes

Schedule 3.14(c)	-	Tax Jurisdictions

Schedule 3.14(d)	-	Other Tax Matters

Schedule 3.15	-	Governmental Authorizations

Schedule 3.16	-	Insurance

Schedule 3.18	-	Powers of Attorney

Schedule 3.19(a)	-	Current Employees

Schedule 3.19(b)	-	Former Employees

Schedule 3.20	-	Employee Benefit Plans

Schedule 3.21	-	Environmental Matters

Schedule 3.21(g)	-	Environmental Permits

Schedule 3.22	-	Bank Accounts

Schedule 3.23	-	Transactions or Arrangements with Affiliates and Shareholders

Schedule 3.24	-	Certain Business Relationships

Schedule 3.28	-	Amounts Owing

Schedule 3.36	-	Accredited Investor Status

Schedule 4.5	-	Certain Transactions or Arrangements

Schedule 4.10	-	Accredited Investor Status (Other Shareholders)

Schedule 4.14	-	Litigation

Schedule 5.3		Conflicting Agreements

Schedule 5.5(a)	-	Capitalization of Parent

Schedule 5.5(b)	-	Capitalization of Merger Sub

Schedule 5.9	-	No Changes

Schedule 6.5	-	Promissory Notes of Company

Schedule 6.6	-	Deferred Compensation/Severance of Company

Schedule 7.10	-	Options for Company Employees

Schedule 10.1(a)	-	Salaries

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of the 10th day of August, 2004, by and among Optio Software, Inc., a Georgia corporation (“Parent”); Optio Software II, Inc., a Georgia corporation (“Merger Sub”); VertiSoft Corporation, a Georgia corporation (“Company”); and Donald H. French (“French”); and Destiny French Martin, also known as Destiny Martin, Donald French II, Lacey LaCour, formerly known as Lacey French, Donald H. French, as custodian for Clayton T. French under “The Georgia Transfers to Minors Act” and as guardian of Clayton T. French and Donald H. French, as custodian for Preston C. French under “The Georgia Transfers to Minors Act” and as guardian of Preston C. French (individually, an “Other Shareholder,” and collectively, the “Other Shareholders,” each of whom and French are referred to herein separately as a “Shareholder” and collectively as the “Shareholders”). Parent, Merger Sub, Company and each Shareholder are sometimes referred to herein individually as a “Party,” and collectively, as the “Parties.”

RECITALS:

WHEREAS, the Shareholders own all of the authorized, issued and outstanding shares of capital stock (the “Company Shares”) of the Company; and

WHEREAS, the Company is the registered sole legal and beneficial owner of all of the authorized, issued and outstanding share capital of Vertisoft Limited, a limited company incorporated under the Companies Act 1985 as a limited company and registered with the Registrar of Companies for England and Wales (the “Subsidiary”); and

WHEREAS, the Parent is a public company required to file reports pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, the Parent owns all of the issued and outstanding shares of capital stock of Merger Sub; and

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Georgia Business Corporation Code (“Georgia Code”), Parent and Company intend to enter into a business combination whereby Merger Sub and the Company shall execute a certificate of merger which shall provide for the merger of Merger Sub with and into the Company at the Effective Time (the “Merger”); and

WHEREAS, following the Merger and in accordance with the terms of this Agreement, the Company shall be a wholly-owned subsidiary of Parent, and all of the Company Shares will be converted in the Merger into cash and other consideration as provided for in this Agreement; and

WHEREAS, following the Merger, Parent shall cause the Company to be merged with and into the Parent as soon as practicable pursuant to the Georgia Code with Parent surviving such merger; and

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and Subsidiary and fair to, and in the best interests of, Company, Subsidiary and their shareholders, (ii) has approved and declared advisable this Agreement, and has approved the Merger and the other transactions contemplated by this Agreement, (iii) has recommended that the shareholders of the Company adopt and approve this Agreement and the other transactions contemplated by this Agreement and all of the shareholders of the Company have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iv) intend that the Merger constitute a “reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations of the Internal Revenue Service (the “IRS”) promulgated thereunder (the “Tax Regulations”); and

WHEREAS, the Boards of Directors of Parent and Merger Sub (i) have determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Parent and Merger Sub and fair to, and in the best interests of, Parent, Merger Sub and their shareholders, (ii) have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) intend that the Merger constitute a “reorganization” pursuant to Section 368(a) of the Code and the Tax Regulations.

NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it hereby is agreed as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings specified:

“Accounting Firm” shall mean (a) Ernst & Young’s offices located in Atlanta, Georgia, (b) if Ernst & Young shall decline or is unable to act or is not, at the time of submission by Parent to Shareholders of the Notice of Disagreement (as defined in Section 2.11), independent of Parent and Shareholders, another independent certified public accounting firm in the United States of America of national recognition (other than a firm that then serves as the independent auditor for Parent, Shareholders or any of their respective affiliates) mutually and reasonably acceptable to Parent and Shareholders or (c) if Parent and Shareholders are unable to agree upon such a firm within ten (10) days after the date the Notice of Disagreement is delivered by Parent to Shareholders, then Parent and Shareholders shall each select an independent certified public accounting firm within five (5) days thereafter, and those firms shall in turn mutually and reasonably agree upon a third independent certified public accounting firm within five (5) days after the selection of the later of the two firms selected by Parent and Shareholders, respectively, in which event, “Accounting Firm” shall mean such third firm; with any failure to select the respective firms on a timely basis constituting the election by the failing party to permit the non-failing party to make the selection that the failing party failed to make and the non-failing party shall make such selection on behalf of the failing party within two (2) days after the deadline that the failing party failed to meet.

“Accounts Receivable” shall mean all accounts receivable of the Company and/or Subsidiary immediately prior to the Closing, as determined in accordance with GAAP, consistently applied.

“Additional Consideration” shall have the meaning ascribed to it in Section 2.6.

“Agreement” shall mean this Agreement and Plan of Reorganization, together with the Schedules and the exhibits attached hereto, as the same shall be amended from time to time in accordance with the terms hereof.

“Attributes” shall have the meaning ascribed to it in Section 9.5(c).

“Attributes Estimate” shall have the meaning ascribed to it in Section 9.5(c).

“Benefit Arrangements” shall mean a benefit program or practice, whether or not written, providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, restricted stock, stock options, employee discounts, company cars, tuition reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan.

“Captured User Data” shall have the meaning ascribed to it in Section 3.8(p).

“Cash” shall mean all of the Company’s and/or Subsidiary’s cash, cash equivalents, unprocessed checks, money market instruments, certificates of deposit, Treasury bills, or other marketable securities or deposits in bank accounts of any kind.

“Certificate” and “Certificates” shall have the meanings ascribed to them in Section 2.5(a).

“Certificate of Merger” shall have the meaning ascribed to it in Section 2.1.

“Closing” shall mean the conference to be held at 10:00 a.m., Atlanta, Georgia time on the Closing Date at the offices of Lord, Bissell & Brook LLP, 1900 The Proscenium, 1170 Peachtree Street, N.E., Atlanta, Georgia 30309, or at such other time and place as the Parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

“Closing Balance Sheet” shall have the meaning ascribed to it in Section 2.11(a).

“Closing Date” shall mean: (a) August 10, 2004; or (b) such other date as the Parties may mutually agree upon in writing.

“Closing Payables” shall have the meaning ascribed to it in Section 2.11(a).

“Closing Price” shall mean the closing price of the common stock of the Parent as of the close of business on a day upon which trading in such common stock occurred.

“Closing Receivables” shall have the meaning ascribed to it in Section 2.11(a).

“Closing Total Assets” shall have the meaning ascribed to it in Section 2.11(a).

“Closing Total Liabilities” shall have the meaning ascribed to it in Section 2.11(a).

“Code” shall have the meaning ascribed to it in the recitals hereof.

“Company” shall have the meaning ascribed to it in the introductory paragraph hereof.

“Company Assets” shall mean the right, title and interest of the Company and/or Subsidiary in and to all assets owned or used by, or in any way relating to, the operation of the Company and/or Subsidiary, including but not limited to, (i) the Receivables, (ii) the Contracts, (iii) the Customer Lists, (iv) the Equipment, (v) the Company Intellectual Property, (vi) the Company Registered Intellectual Property, (vii) the Leases, (viii) the Miscellaneous Assets, (ix) the Motor Vehicles, (x) the Records and (xi) the Cash.

“Company Employee” shall mean an employee of the Company and/or Subsidiary who spends substantially all of his or her time working for the Company and/or Subsidiary as of the Closing Date and who receives annual Forms W-2 for his or her salary or wages.

“Company Employee Benefit Plans” shall mean any Plan or Benefit Arrangement of the Company and/or Subsidiary in which any current, former or retired employee of the Company and/or Subsidiary participates or has participated.

“Company Intellectual Property” shall mean any Intellectual Property that is owned by or licensed to the Company, Subsidiary and/or any of their affiliates. Without in any way limiting the generality of the foregoing, “Company Intellectual Property” includes all Intellectual Property owned or licensed by the Company, Subsidiary and/or their affiliates related to the Company’s and/or Subsidiary’s products, including without limitation all rights in any design code, documentation, and tooling for packaging in connection with all current products and products in design and development.

“Company Products” shall have the meaning ascribed to it in Section 3.8(b)(i).

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company, Subsidiary and/or their affiliates.

“Company’s Closing Certificate” shall mean a certificate of the Company, substantially in the form of EXHIBIT A attached hereto.

“Company Shares” shall have the meaning ascribed to it in the recitals hereof.

“Company’s Opinion of Counsel” shall mean a legal opinion of outside counsel to Company addressed to Parent and Merger Sub, substantially in the form of EXHIBIT B attached hereto.

“Company Option Plan” means the Company’s 2002 Stock Option Plan.

“Contracts” shall mean those agreements, arrangements and commitments (other than the Leases) under which the Company and/or Subsidiary conducts its business, all of which are listed on SCHEDULE 1.1.

“Current Asset Threshold” shall have the meaning ascribed to it in Section 2.11(h).

“Customer Lists” shall mean all lists, documents, written information and computer tapes and programs and other computer readable media in the Company’s and/or Subsidiary’s possession concerning past, present and potential purchasers of software or services from the Company or Subsidiary.

“Dissenting Shares” shall have the meaning ascribed to it in Section 2.9(a).

“Effective Time” shall have the meaning ascribed to it in Section 2.2(a).

“Environmental Laws” shall mean the rules and regulations of the Environmental Protection Agency and any other foreign, federal, state or local government authority and all applicable rules and regulations of foreign, federal, state and local laws, including statutes, regulations, ordinances, codes, rules and policies, as amended, relating to the release of Hazardous Materials, emissions of air pollutants, discharge of water pollutants or the generation, treatment, storage or disposal of solid waste or otherwise relating to the environment or Hazardous Materials or toxic substances, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, regulations of the Environmental Protection Agency, the Toxic Substance Control Act, regulations of the Nuclear Regulatory Agency, and counterpart or similar environmental regulations of any Georgia agency, departmental, district or board including but not limited to any state department of public health, natural resources or the environmental protection agency as now or at any time hereafter in effect.

“Equipment” shall mean all machinery, equipment, furniture, fixtures, furnishings, toolings, parts and other items of tangible personal property used or useable in the operation of the Company and/or Subsidiary, including, but not limited to, those items listed on SCHEDULE 1.2.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean Wachovia Bank, National Association.

“Escrow Reserve Agreement” shall mean the Escrow Reserve Agreement, in the form of EXHIBIT C attached hereto among Escrow Agent, Parent and Shareholders.

“Escrowed Shares” shall have the meaning ascribed to it in Section 2.12.

“Event of Loss” shall mean any material loss, taking, condemnation, or destruction of, or damage to, any of the Company Assets, the Company or the Subsidiary.

“Exchange Act” shall have the meaning ascribed to it in the recitals hereof.

“Final Adjustment Payment Date” shall have the meaning ascribed to it in Section 2.11(i).

“Final Closing Balance Sheet” shall have the meaning ascribed to it in Section 2.11(f).

“Final Net Receivables” shall have the meaning ascribed to it in Section 2.11(h).

“Final Net Worth” shall have the meaning ascribed to it in Section 2.11(g).

“Final Payables” shall have the meaning ascribed to it in Section 2.11(f).

“Final Receivables” shall have the meaning ascribed to it in Section 2.11(f).

“Final Total Assets” shall have the meaning ascribed to it in Section 2.11(f).

“Final Total Liabilities” shall have the meaning ascribed to it in Section 2.11(f).

“Financial Statements” shall mean the audited financial statements of the Company and Subsidiary described in Section 3.10(a).

“Financing Leases” shall mean any lease which is properly characterized as a capitalized lease obligation in accordance with GAAP.

“GAAP” shall mean generally accepted accounting principles of the United States of America set forth in opinions and pronouncements of the Accounting Principals Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Georgia Code” shall have the meaning ascribed to it in the recitals hereof.

“Hazardous Materials” shall mean any wastes, substances or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants or contaminants under applicable Environmental Laws including, without limitation, substances defined as “solid or hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws, including but not limited to hazardous substances defined in any other environmental laws or regulations of the State of Georgia; 40 CFR Parts 302 and 313, and RCRA characteristic and listed hazardous wastes. “Hazardous Materials” includes but is not limited to polychlorinated biphenyls (PCBs), asbestos, lead-based paints, infectious wastes, radioactive materials and wastes and petroleum and petroleum products (including, without limitation, crude oil or any fraction thereof).

“Intellectual Property” shall mean any or all of the following and all rights therein or arising therefrom: (i) all United States of America and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, proprietary processes or formulae, franchises, licenses, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all rights to all mask works and reticles, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, domain names, URLs, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (vii) all databases and data collections and all rights therein throughout the world; (viii) all Software; (ix) all Web addresses, sites and domain names; (x) any similar, corresponding or equivalent rights to any of the foregoing; and (xi) all documentation related to any of the foregoing.

“Interim Financial Statements” shall mean the unaudited financial statements of the Company and Subsidiary described in Section 3.10(b).

“IRS” shall have the meaning ascribed to it in the recitals hereof.

“Knowledge” shall mean, (i) in the case of French, the actual personal knowledge of French, or such knowledge as French would reasonably be expected to have had in the performance of his duties to the Company and/or Subsidiary and (ii) in the case of Parent, the actual personal knowledge of the chief executive officer or chief financial officer of Parent, or such knowledge as the chief executive officer or chief financial officer of Parent would reasonably be expected to have had in the performance of their respective duties to the Parent.

“Leases” shall mean those leases of real and personal property related to the Company or the Subsidiary as listed on SCHEDULE 1.3(a) and SCHEDULE 1.3(b), respectively.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, assessment, claim, demand, lien, lease (including any capitalized lease), option, contract, call, commitment or charge of any kind or character, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property (tangible or intangible), including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement with respect to any assets or property (tangible or intangible) under the Uniform Commercial Code of the State of Georgia or a comparable law of any jurisdiction.

“Merger” shall have the meaning ascribed to it in the recitals hereof.

“Merger Sub” shall have the meaning ascribed to it in the introductory paragraph hereof.

“Merger Sub’s Closing Certificate” shall mean a certificate of the Merger Sub, substantially in the form of EXHIBIT D attached hereto.

“Miscellaneous Assets” shall mean all tangible and intangible assets used or useable in the operation of the Company and/or Subsidiary and not otherwise specifically referred to in this Agreement, including any warranties relating to any of the Company Assets.

“Monthly Recurring Software Licensing Revenue” shall mean the monthly fees that the Company and/or Subsidiary receives from their customers pursuant to their respective contracts between the Company and/or Subsidiary and their customers.

“Motor Vehicle Title Certificates” shall mean the official evidences of title to the Motor Vehicles.

“Motor Vehicles” shall mean all motor vehicles owned by the Company or Subsidiary, including, without limitation, those listed on SCHEDULE 1.4.

“Net Worth Adjustment” shall have the meaning ascribed to it in Section 2.11(g).

“Net Worth Threshold” shall have the meaning ascribed to it in Section 2.11(g).

“Optio Shares” shall mean One Million Five Hundred Thousand (1,500,000) shares of Parent’s common stock, to be issued to the Shareholders at Closing in accordance with Article 2; provided, however, such shares shall be subject to the escrow requirement as set forth in Section 2.12.

“Other Shareholder” or “Other Shareholders” shall have the meaning ascribed to it in the introductory paragraph hereof.

“Parent” shall have the meaning ascribed to it in the introductory paragraph hereof.

“Parent Benefit Plans” shall have the meaning ascribed to it in Section 10.1(a).

“Parent’s and Merger Sub’s Opinion of Counsel” shall mean a legal opinion of outside counsel to Parent and Merger Sub addressed to Shareholders, substantially in the form of EXHIBIT E attached hereto.

“Parent’s Closing Certificate” shall mean a certificate of Parent, substantially in the form of EXHIBIT F attached hereto.

“Parent SEC Reports” shall have the meaning ascribed to it in Section 5.8.

“Person” shall mean any natural person, trust, general or limited partnership, corporation, limited liability company, firm, association or other legal entity.

“Plan” shall mean any plan, program or arrangement, whether or not written, that is or was: (a) an “employee benefit plan” as such term is defined in Section 3(3) of ERISA and (i) which was or is established or maintained by the Company and/or Subsidiary, (ii) to which the Company and/or Subsidiary contributed or is obligated to contribute, fund or provide benefits, or (iii) which provides or promises benefits to any Person who performs or who has performed services for the Company and/or Subsidiary and because of those services is or has been (A) a participant therein or (B) entitled to benefits thereunder; (b) an “employee pension benefit plan” as such term is defined in Section 3(2) of ERISA, including, without limitation, any such plan that satisfies, or is intended by Company and/or Subsidiary to satisfy, the requirements for tax qualification described in Section 401 of the Code; (c) a “multiemployer plan” as such term is defined in Section 3(37) of ERISA; or (d) an “employee welfare benefit plan” as such term is defined in Section 3(1) of ERISA.

“Pre-Closing Tax Period” shall have the meaning ascribed to it in Section 9.2(a)(i).

“Post-Closing Tax Period” shall have the meaning ascribed to it in Section 9.2(b)(i).

“PTO” shall have the meaning ascribed to it in Section 3.8(a).

“Purchase Price” shall mean the Share Consideration and the Additional Consideration.

“Receivable Adjustment” shall have the meaning ascribed to it in Section 2.11(h).

“Receivables” shall mean all notes and employee, officer and/or director receivables of the Company and/or Subsidiary immediately prior to the Closing and all Accounts Receivable.

“Records” shall mean files and records, including schematics, technical information and engineering data, correspondence, books of account, employment records, customer files, purchase and sales records and correspondence, advertising records, files and literature and other written materials, of the Company or Subsidiary.

“Registered Intellectual Property” shall mean all United States of America (both state and federal), international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

“Retained Liabilities” shall have the meaning ascribed to it in Section 9.2(a).

“Schedules” shall mean those schedules referred to in this Agreement which have been bound in that separate volume executed by or on behalf of the Parties, and delivered in accordance with the terms hereof, which volume is hereby incorporated herein and made a part hereof.

“SEC” means the United States of America Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Settlement Accountants” shall have the meaning ascribed to it in Section 9.6.

“Share Consideration” shall have the meaning ascribed to it in Section 2.3.

“Shareholder” and “Shareholders” shall have the meanings ascribed to them in the introductory paragraph hereof.

“Shareholders Affiliated Group” shall have the meaning ascribed to it in Section 9.7.

“Shareholders’ Closing Certificate” shall mean a certificate of Shareholders, substantially in the form of EXHIBIT G attached hereto.

“Shareholders’ Opinion of Counsel” shall mean a legal opinion of outside counsel to Shareholders addressed to Parent and Merger Sub, substantially in the form of EXHIBIT B attached hereto.

“Software” shall mean any computer program, operating system, application system, microcode, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, algorithms, technical manuals, compilation procedures, execution procedures, flow charts, layouts, programmers notes, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Straddle Period” shall have the meaning ascribed to it in Section 9.3(b).

“Subsidiary” shall have the meaning ascribed to it in the recitals hereof.

“Surviving Corporation” shall have the meaning ascribed to it in Section 2.1.

“Tax” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; (ii) in the case of the Company or Subsidiary, liability for the payment of any amount of the type described in (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or Subsidiary to a taxing authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or Subsidiary for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

“Tax Claim” shall have the meaning ascribed to it in Section 9.4(a).

“Tax Dispute Resolution Mechanism” shall have the meaning ascribed to it in Section 9.6.

“Tax Indemnified Party” shall have the meaning ascribed to it in Section 9.4(a).

“Tax Indemnifying Party” shall have the meaning ascribed to it in Section 9.4(a).

“Tax Regulations” shall have the meaning ascribed to it in the recitals hereof.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreements” shall have the meaning ascribed to it in Section 9.7.

“Transfer Taxes” shall have the meaning ascribed to it in Section 2.13.

1.2 Terms Generally. (a) Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the ancillary agreements, Schedules and exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, exhibit and Schedule references are to the Article, Sections, paragraphs, exhibits and Schedules to this Agreement unless otherwise specified, (c) a term has the meaning ascribed to it, (d) “or” is not exclusive, (e) the word “including” and words of similar import when used in this Agreement means “including, without limitation,” unless otherwise specified, and (f) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP and all accounting calculations will be determined in accordance with such principles.

ARTICLE 2

THE MERGER AND RELATED TRANSACTIONS

2.1 The Merger. At the Effective Time, on and subject to the terms and conditions of this Agreement, Merger Sub will merge with and into Company. The separate existence of Merger Sub shall cease, and Company shall be the corporation surviving the Merger (the “Surviving

Corporation”) and shall be governed by the laws of the State of Georgia. At the Closing, Merger Sub and Company will file with the Secretary of State of the State of Georgia a certificate of merger in such form as required by, and executed and certified in accordance with, the relevant provisions of the Georgia Code (the “Certificate of Merger”) and Parent will deliver to Shareholders in the manner described in this Article 2 the Optio Shares.

2.2 Effect of Merger.

(a) General. The Merger shall become effective at the time (the “Effective Time”) Merger Sub and Company file the Certificate of Merger with the Secretary of State of the State of Georgia. The Merger shall have the effect set forth in the Georgia Code. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Merger Sub or Company in order to carry out and effectuate the transactions contemplated by this Agreement. Upon consummation of the Merger, the name of the Surviving Corporation shall be “VertiSoft Corporation.”

(b) Articles of Incorporation. The Articles of Incorporation of Merger Sub shall be amended as of the Effective Time by the deletion of Article One thereof in its entirety and the substitution in lieu thereof of a new Article One as follows: “The name of the corporation is VertiSoft Corporation (the “Corporation”).” The Articles of Incorporation of Merger Sub in effect at and as of the Effective Time, as so amended, will be the Articles of Incorporation of the Surviving Corporation upon and following the Merger.

(c) Bylaws. The Bylaws of Merger Sub in effect at and as of the Effective Time will be the Bylaws of the Surviving Corporation upon and following the Merger until and unless amended as therein provided or as provided by law.

(d) Directors and Officers. The directors and officers of Merger Sub in office at and as of the Effective Time will be the directors and officers of the Surviving Corporation upon and following the Merger.

2.3 Conversion of Company Shares. At and as of the Effective Time, all the Company Shares shall be cancelled and retired and shall be converted into the right to receive 1,500,000 Optio Shares and the Optio Shares so received is referred to as the “Share Consideration.” No Company Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2.3 after the Effective Time.

2.4 Merger Sub Shares. Each share of the common stock of Merger Sub issued and outstanding at and as of the Effective Time shall be cancelled and retired and shall be converted into the right to receive one share of the Surviving Corporation.

2.5 Procedure for Payment of Share Consideration.

(a) Share Consideration. Except as set forth herein, from and after the Effective Time, each holder of a certificate or certificates that immediately prior to the Effective Time represented Company Shares (“Certificate” or “Certificates”) shall be entitled to receive in exchange therefor, upon surrender thereof to the Parent, the Share Consideration for each share of the Company’s stock so represented by the Certificate or Certificates surrendered by such holder thereof.

(b) Exchange. Immediately after the Effective Time, (i) Parent will furnish to each Shareholder a stock certificate representing that number of Optio Shares equal to the product of (A) 1,500,000 times (B) the percentage of all outstanding Company Shares owned by such Shareholder (which calculation of the product as to each Shareholder shall be mutually determined by Parent and Shareholders prior to the Closing Date and set forth on SCHEDULE 2.5(b)) and (B) each of the Shareholders shall surrender to Parent the Certificates which represent his or her Company Shares in exchange for a stock certificate representing the number of Optio Shares to which he or she is entitled. The Shareholders acknowledge and agree that the Optio Shares to be issued and delivered to Clayton T. French and Preston C. French in accordance with the terms and conditions of this Article 2 may be issued and delivered to, Donald H. French, as custodian for each of Clayton T. French and Preston C. French, respectively, under the “The Georgia Transfers to Minors Act.”

(c) Transfer. If delivery of all or part of the Share Consideration is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of such delivery or exchange that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of Parent that such tax either has been paid or is not payable.

(d) Right to Share Consideration. Until surrendered and exchanged in accordance with this Section 2.5, each such Certificate shall, after the Effective Time, represent solely the right to receive the Share Consideration, multiplied by the number of shares of Company Shares evidenced by such Certificate, and shall have no other rights. No interest shall accrue or be payable on any Share Consideration. Neither Parent, Company nor Surviving Corporation shall be liable to any holder of shares for Company Shares for any Share Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.6 Additional Consideration. In addition to the Share Consideration, the Shareholders shall have the right to receive, subject to the conditions set forth in this Section 2.6, the following additional consideration (the sum of (a) and (b) being referred to as the “Additional Consideration”) at the following times:

(a) Three Hundred Forty-Eight Thousand Seven Hundred Ninety-Nine and 73/100 Dollars ($348,799.73) which shall be paid to the Shareholders in cash at Closing.

(b) Two Hundred Twenty-Five Thousand Dollars ($225,000.00), to be paid to the Shareholders in the following amounts and at the following times, upon the satisfaction, in Parent’s reasonable sole discretion, of the following milestones: (i) $75,000, if the Monthly Recurring Software Licensing Revenue of the Company and Subsidiary obtained in the ordinary course of business as of January 2006 is at least $250,000, to be paid upon completion of Parent’s fiscal year end audit or May 15, 2006, whichever is earlier, (ii) $75,000, if there is as of January 31, 2006, 100% retention of Monthly Recurring Software License Revenue of the Company and Subsidiary from existing customers of the Company and/or Subsidiary on the Closing Date listed on SCHEDULE 2.6(b)(ii), to be paid upon completion of Parent’s fiscal year end audit or May 15, 2006, whichever is earlier, and (iii) $75,000, upon the timely delivery and acceptance by Parent of Versions 4.0, 4.2 and 4.4 of the Company software solution that is consistent with the plan set forth on SCHEDULE 2.6(b)(iii) attached hereto, to be paid within thirty (30) days after such software solutions become generally available to Parent for immediate marketing, licensing and implementation for customers.

(c) The Additional Consideration shall be allocated and paid to the Shareholders pro-rata based upon their percentage ownership of the Company Shares according to SCHEDULE 2.6.

2.7 Closing of Transfer Records. As of and after the Effective Time, transfers of the Company Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

2.8 Taking of Necessary Action; Future Action. Each of the Parties will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of both Merger Sub and Company, the Parties agree that the officers and directors of the Surviving Corporation are fully authorized in the name of their corporation or otherwise to take, and will take, all such lawful and necessary action.

2.9 Dissenters’ Rights.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of the common stock of the Company held by a holder who has exercised dissenters’ rights for such shares in accordance with the Georgia Code and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the Share Consideration, but the holder thereof shall only be entitled to such rights as are provided by the Georgia Code.

(b) Notwithstanding the provisions of Section 2.9(a) hereof, if any holder of the Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights under the Georgia Code, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for the Company Shares set forth in this Article 2, without interest thereon, upon surrender of the Certificate or Certificates representing such Company Shares.

(c) The Shareholders shall give the Parent (i) prompt written notice for any written demand for appraisal received by the Company pursuant to the applicable provisions of the Georgia Code; and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demand. The Shareholders shall not, without the prior written consent of the Parent, make any payment with respect to such demands or offer to settle or settle any such demands.

2.10 Tax Consequences of the Merger. The Merger is intended to qualify as a reorganization under Section 368(a) of the Code and the Tax Regulations thereunder, and each of the Parties agrees to cooperate in order to qualify the transaction as a tax-free reorganization, and to report the Merger for federal and state income tax purposes in a manner consistent with such characterization.

2.11 Purchase Price Adjustments.

(a) Not less than five (5) days following the Closing Date, Shareholders shall prepare and deliver to Parent a balance sheet of the Company and Subsidiary as of the Closing Date (“Closing Balance Sheet”), and in particular, the calculations of the “Closing Total Assets,” “Closing Total Liabilities,” “Closing Receivables” and “Closing Payables” (each as hereinafter defined) of the Company and Subsidiary as of the Closing. The Closing Balance Sheet and its accompanying schedules shall be made in accordance with GAAP, consistently applied and shall be in substantially the same form as the Financial Statements. The Closing Balance Sheet shall include any and all accrued vacation/sick leave of Company Employees (including a summary detailing such amounts for each Company Employee), subject to adjustment as set forth in French’s employment agreement with Parent. For purposes of this Section 2.11: (i) “Closing Total Assets” shall mean as of the Closing any and all of the Company’s and/or Subsidiary’s assets, classified as current or long-term in accordance with GAAP, consistently applied; (ii) “Closing Total Liabilities” shall mean as of the Closing any and all of the Company’s and/or Subsidiary’s liabilities, current or long-term, contingent or otherwise, classified as a Company or Subsidiary liability in accordance with GAAP, consistently applied, provided, however, Closing Total Liabilities shall exclude the amounts set forth on SCHEDULE 6.5 and SCHEDULE 6.6 with respect to certain promissory notes and deferred compensation/severance obligations of the Company (iii) “Closing Receivables” shall mean as of the Closing the amount of the Accounts Receivable of the Company and/or Subsidiary; and (iv) “Closing Payables” shall mean as of the Closing the amount of accounts payable of the Company and/or Subsidiary.

(b) During the thirty (30) calendar day period following Shareholders’ delivery of the Closing Balance Sheet to Parent: (A) Parent and its independent auditors, if any, at Parent’s sole cost and expense, shall be permitted to review (i) the financial statements of Shareholders relating to the Closing Balance Sheet, (ii) the books, records, working papers, trial balances and reports of Shareholders and its independent auditors, if any, relating to the Closing Balance Sheet, and (iii) any supporting schedules, analyses and other documentation relating to the Closing Balance Sheet; and (B) Shareholders shall provide or cause to be provided reasonable access upon reasonable advance notice and during normal business hours to such employees of Shareholders and its independent auditors, if any, as Parent reasonably believes is necessary or desirable in connection with its review of the Closing Balance Sheet.

(c) If Parent disagrees with the Closing Balance Sheet and Shareholders’ calculation of Closing Total Assets, Closing Total Liabilities, Closing Receivables and/or Closing Payables, each as set forth on the Closing Balance Sheet, Parent may, within thirty (30) calendar days after delivery of the Closing Balance Sheet, give written notice of its disagreement with the Closing Balance Sheet (the “Notice of Disagreement”) to Shareholders. If no Notice of Disagreement is delivered within such time period, the Closing Balance Sheet and, in particular, Shareholders’ calculation of Closing Total Assets, Closing Total Liabilities, Closing Receivables and Closing Payables shall be deemed final and binding on the Parties hereto. The Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) be accompanied by a signed certificate of Parent that it has complied with the covenants set forth in this Section 2.11, and (iii) if Parent’s independent auditors are engaged by Parent in connection with the preparation of the Notice of Disagreement, be accompanied by a certificate of such auditors that they concur with each of the respective positions taken by Parent in the Notice of Disagreement. Parent shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet to the extent not affected by the items or amounts in dispute.

(d) During the thirty (30) calendar day period following the delivery of a Notice of Disagreement that complies with the preceding paragraph, Parent and Shareholders shall seek in good faith and under a duty of fair dealing to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period, (A) Shareholders and their independent auditors, if any, at Shareholders’ sole cost and expense, shall be permitted to review (i) the Parent’s version of the Closing Balance Sheet relating to the Notice of Disagreement, (ii) the books, records, working papers, trial balances and reports of Parent and its independent auditors, if any, relating to the Notice of Disagreement, and (iii) any supporting schedules, analyses and other documentation relating to the Notice of Disagreement; and (B) Parent shall provide or cause to be provided reasonable access, upon reasonable advance notice and during normal business hours to such employees of Parent and its independent auditors, if any, as Shareholders reasonably believe is necessary or desirable in connection with its review of the Notice of Disagreement.

(e) If, at the end of such thirty (30) calendar day period, Parent and Shareholders shall not have resolved such differences or mutually agreed in writing to extend the resolution period, Parent and Shareholders shall thereafter promptly submit to the Accounting Firm for review and resolution any and all matters that remain in dispute and that were properly included in the Notice of Disagreement. Parent and Shareholders shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters disputed within thirty (30) calendar days following submission of such matters to the Accounting Firm. Parent and Shareholders agree that judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. Except as specified in the following sentence, the cost of any litigation or arbitration (including fees and expenses of the Accounting Firm pursuant to this Section 2.11(e)) shall be borne by the non-prevailing party, as determined by the Accounting Firm. The fees and expenses (if any) of Parent’s independent auditors and attorneys incurred in connection with their submission of any Notice of Disagreement shall be borne by Parent, and the fees and expenses (if any) of Shareholders’ independent auditors and attorneys incurred in connection with their review of any Notice of Disagreement shall be borne by Shareholders.

(f) Based on the Final Closing Balance Sheet (as hereinafter defined), Parent and Shareholders shall make the appropriate adjustment to the Purchase Price as set forth in Sections 2.11(g) and (h) below. The “Final Closing Balance Sheet” shall mean: (i) as shown in Shareholders’ calculation of the Closing Balance Sheet pursuant to Section 2.11(a), if no Notice of Disagreement with respect thereto is duly delivered by Parent to Shareholders pursuant to Section 2.11(c); or (ii) if a Notice of Disagreement is delivered, (I) as agreed by Parent and Shareholders pursuant to Section 2.11(d) or (II) in the absence of such agreement, as determined by the Accounting Firm pursuant to Section 2.11(e). “Final Total Assets,” “Final Total Liabilities,” “Final Receivables” and “Final Payables” shall mean the determination of Closing Total Assets, Closing Total Liabilities, Closing Receivables and Closing Payables respectively, as set forth on the Final Closing Balance Sheet, calculated in the same manner as Closing Total Assets, Closing Total Liabilities, Closing Receivables and Closing Payables.

(g) If negative Four Hundred Sixty-Nine Thousand Six Hundred Fifty-Nine and 00/100 Dollars (-$469,659.00) (“Net Worth Threshold”) exceeds the difference between Final Total Assets and Final Total Liabilities (such difference between Final Total Assets and Final Total Liabilities being referred to as “Final Net Worth”), and the Final Net Worth is a negative amount, then the Purchase Price shall be adjusted downward, dollar for dollar, by the amount by which the Final Net Worth (as a positive number) exceeds the Net Worth Threshold (as a positive number). By way of an example and for clarification purposes only with respect to this Section 2.11(g), if the Net Worth Threshold is (-$469,659.00) and the Final Net Worth as determined by the Parties in accordance with this Section 2.11 is (-$500,000.00), then the Purchase Price shall be reduced by $30,341.00 (Final Net Worth of $500,000.00 (as a positive number) less Net Worth Threshold of $469,659.00 (as a positive number) equals $30,341.00 reduction in the Purchase Price). Any reduction in the Purchase Price in accordance with this Section 2.11(g) shall be referred to as the “Net Worth Adjustment” which Net Worth Adjustment shall be an amount owing by Shareholders to Parent and paid to Parent in accordance with Section 2.11(i) below.

(h) If negative Fifty-Six Thousand and 00/100 Dollars (-$56,000.00) (“Current Asset Threshold”) exceeds the difference between Final Receivables and Final Payables (such difference between Final Receivables and Final Payables being referred to as “Final Net Receivables”), and the Final Net Receivables is a negative amount, then the Purchase Price shall be adjusted downward, dollar for dollar, by the amount by which the Final Net Receivables (as a positive number) exceeds the Current Asset Threshold (as a positive number). By way of an example and for clarification purposes only with respect to this Section 2.11(h), if the Current Asset Threshold is (-$56,000.00) and the Final Net Receivables as determined by the Parties in accordance with this Section 2.11 is (-$60,000.00), then the Purchase Price shall be reduced by $4,000.00 (Final Net Receivables of $60,000.00 (as a positive number) less Current Asset Threshold of $56,000.00 (as a positive number) equals $4,000.00 reduction in the Purchase Price). Any reduction in the Purchase Price in accordance with this Section 2.11(h) shall be referred to as the “Receivable Adjustment” which Receivable Adjustment shall be an amount owing by Shareholders to Parent and paid to Parent in accordance with Section 2.11(i) below.

(i) Any payment of the Net Worth Adjustment and/or the Receivable Adjustment owing from Shareholders to Parent pursuant to Section 2.11(g) or 2.11(h) shall be made at a mutually convenient time and place within ten (10) calendar days (the “Final Adjustment Payment Date”) after the Final Closing Balance Sheet has been determined. Any payment(s) owing from Shareholders to Parent shall be paid by French on behalf of all Shareholders, by wire transfer in immediately available funds to the account of Parent, or its designee. Any payments owing hereunder shall accrue interest thereon at the prime rate (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) as in effect from time to time from the Closing Date to the date of actual payment. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(j) Notwithstanding the foregoing, in the event that Parent delivers a Notice of Disagreement and Shareholders shall be required to make a payment of any undisputed amount to Parent regardless of the resolution of the items contained in the Notice of Disagreement, then French, shall within ten (10) days of the receipt of the Notice of Disagreement make payment to the Parent, in the manner described in Section 2.11(i) above, of such undisputed amount owed by Shareholders to Parent pending resolution of the Notice of Disagreement together with interest thereon at the prime rate (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) as in effect from time to time from the Closing Date to the date of actual payment. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

(k) Notwithstanding anything to the contrary in this Section 2.11, Parent shall have the right to cause any amounts it may be entitled to under this Section 2.11 from Shareholders, to be paid by reduction or offset of such amounts against any other amounts payable by Parent to Shareholders pursuant to this Agreement. Parent may offset any such amounts it may be entitled under this Section 2.11 from Shareholders against the Escrowed Shares retained by the Escrow Agent pursuant to Section 2.12 hereof. The rights contained herein shall not be exclusive, but shall be in addition to any other rights and remedies available to Parent.

2.12 Escrowed Shares. Subject to the terms and conditions of the Escrow Reserve Agreement, 310,000 of the Optio Shares (the “Escrowed Shares”) shall be retained by the Escrow Agent for a period of eighteen (18) months following the Closing Date and not disbursed to Shareholders at the Closing, in order to secure the indemnification obligations of Shareholders pursuant to Articles 8 and 9. Any amount of the Escrowed Shares remaining after satisfaction of the indemnification obligations shall be disbursed to Shareholders at the end of such eighteen (18) month period in accordance with and subject to SCHEDULE 2.12 and the Escrow Reserve Agreement.

2.13 Taxes. All transfer, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid by Shareholders.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF COMPANY AND FRENCH

Company and French, jointly and severally, hereby represent, warrant and covenant to the Parent and Merger Sub subject to such exceptions as are specifically disclosed in writing in the Schedules attached hereto as follows (nothing in any Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless such Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail such that the facts, information or events disclosed can be readily verified or ascertained from the books, records, and files of the Shareholders, the Company or Subsidiary; without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself)):

3.1 Organization; Articles of Incorporation, Bylaws and other Organizational Documents.

(a) The Company is a corporation duly formed and validly existing under the laws of the State of Georgia. There is no other jurisdiction in which the Company is required to be qualified or registered to transact business. The Company has the full corporate power and authority to (i) execute and deliver this Agreement and to perform its obligations hereunder and (ii) own, lease and operate its property and to carry on its business in the place(s) where such property is now owned, leased or operated as such business is now conducted. Except for Subsidiary, the Company has no subsidiaries and owns no other interests and has no investments in any other corporations, limited partnerships, general partnerships, or other entities. The Subsidiary is a limited company duly formed and validly existing under the Companies Act 1985 as a limited company and registered with the Registrar of Companies for England and Wales. There is no other jurisdiction in which the Subsidiary is required to be qualified or registered to transact business. The Subsidiary has the full corporate power and authority to own, lease and operate its property and to carry on its business in the place(s) where such property is now owned, leased or operated as such business is now conducted. The Company is the sole legal and beneficial owner of all of the authorized, issued and outstanding share capital of the Subsidiary. The Subsidiary has no subsidiaries and owns no other interests and has no investments in any other limited companies, corporations, limited partnerships, general partnerships or other entities.

(b) The Company has delivered to the Parent true, correct and complete copies of the following corporate records of the Company and Subsidiary:

(i) Articles of incorporation of the Company together with any amendments thereto, certified by an appropriate state agency;

(ii) Bylaws of the Company, as originally adopted, together with any other amendments thereto, certified by the secretary of the Company;

(iii) Memorandum and Articles of Association and other constitutional and corporate documents of the Subsidiary, together with any amendments thereto, certified by an appropriate agency of the United Kingdom;

(iv) All minutes, consent actions and other records of all corporate action taken by the directors and shareholders of the Company and Subsidiary; and

(v) Stock ledger and specimen copies of certificates representing each class of authorized capital stock of the Company or share capital of the Subsidiary.

(c) The corporate records furnished to the Parent reflect all corporate action taken by or on behalf of the Company and Subsidiary since their respective dates of incorporation or organization and do not omit to state or reflect any corporate action required to be taken by the Company and Subsidiary in connection with its operations and business.

(d) The officers and directors of the Company and Subsidiary as of the date of this Agreement are listed on SCHEDULE 3.1(d).

3.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby by Company, Subsidiary and each of the Shareholders and the consummation by Company, Subsidiary and each of the Shareholders of the transactions contemplated hereby and thereby, are within the power and legal right of Company, Subsidiary and each of the Shareholders and have been duly authorized by all necessary action by Company, Subsidiary and each of the Shareholders. Each Shareholder is competent to execute, deliver and perform this Agreement and all of the documents and instruments required hereby and is entering into this Agreement and the transactions contemplated hereby and thereby freely and voluntarily. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Company, Subsidiary and each of the Shareholders the valid and binding obligations of Company, Subsidiary and each of the Shareholders, enforceable against them in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies. The Shareholders have full power and authority to exchange the Company Shares and to perform their obligations hereunder and no other approvals or consents are required from any Person to consummate the transactions contemplated by this Agreement. Clayton T. French and Preston C. French are minors with dates of birth of July 1, 1988 and November 28, 1989, respectively, and all of the Shareholders, other than Clayton T. French and Preston C. French, are over the age of eighteen (18) years. French has full power and authority to execute and deliver upon behalf of each of Clayton T. French and Preston C. French, respectively, this Agreement and all of the documents and instruments required hereby and to exchange the Company Shares of each of Clayton T. French and Preston C. French, respectively, in accordance with the transactions contemplated hereby and to perform their obligations hereunder.

3.3 Absence of Conflicting Agreements. Except as set forth on SCHEDULE 3.3, neither the execution, delivery or performance of this Agreement nor any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time or both, or otherwise:

(a) conflict with, violate, result in a breach of, or constitute a default under the articles of incorporation, corporate charter, memorandum and articles of association, bylaws, or other organizational or governance documents of the Company or Subsidiary, or any foreign, federal, state or local law, statute, ordinance, rule or regulation, or any judgment, decree or court or administrative order or process, or any material contract, agreement, arrangement, commitment or plan to which French, the Company or Subsidiary is a party or by which French, the Company or Subsidiary is bound;

(b) result in the creation of any Lien upon any of the Company or the Subsidiary, any of the Company Assets or the Company Shares;

(c) terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform any contract, or any other material agreement, arrangement, commitment or plan to which the Company and/or Subsidiary is a party;

(d) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any contract, agreement, arrangement, commitment or plan to which the Company and/or Subsidiary is a party;

(e) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or public agency or other authority; or

(f) require the consent of any Person under any agreement, arrangement or commitment of any nature to which the Company and/or Subsidiary is a party or the Company Assets are subject or by which the Company Assets are bound.

3.4 Company Assets. The Company Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are necessary for or used in the conduct of the business of the Company and/or Subsidiary in the manner in which those businesses have been and are now conducted. All inventories of supplies and spare parts necessary or appropriate for the operation of the Company and/or Subsidiary are at levels consistent with past operations of the Company and/or Subsidiary.

3.5 Title to Company Assets; Capitalization; Title to Shares.

(a) Except as set forth on SCHEDULE 3.5(a), the Company and/or Subsidiary own good and marketable title to or have valid leasehold interests in all of the Company Assets free and clear of any and all Liens.

(b) (i) The authorized capital stock of the Company consists of (A) 18,000,000 shares of common stock, no par value per share, 5,000,000 shares of common stock are issued and outstanding, all of which have been validly issued and are fully paid and nonassessable, and no shares of common stock of the Company are held in treasury by the Company; and (B)

2,000,000 shares of preferred stock, no par value per share of which no shares are issued and outstanding or held in treasury by the Company; (ii) the two (2) shares held by the Company constitute the whole of the allotted and issued share capital of the Subsidiary, all of which have been validly issued and are fully paid and nonassessable; (iii) except as set forth in SCHEDULE 3.5(b), no shares of common stock of the Company or share capital of the Subsidiary are reserved for future issuance pursuant to stock options or stock incentive rights pursuant to the Company’s or Subsidiary’s stock option plans and arrangements or any other plans or arrangements; (iv) except as set forth on SCHEDULE 3.5(b) or as otherwise contemplated or specified in this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or share capital of the Subsidiary or obligating the Company or Subsidiary to issue or sell any shares of capital stock or share capital of, or other equity interests in the Company or Subsidiary; (v) all shares of capital stock of the Company or share capital of Subsidiary subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable; and (vi) except as set forth on SCHEDULE 3.5(b), there are no outstanding contractual obligations of the Company or Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or share capital of the Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. All shares of the capital stock of the Company were issued in accordance all applicable federal and state securities laws in all material respects and all share capital of the Subsidiary was issued in accordance with applicable laws of the United Kingdom in all material respects. The Company Shares owned by Clayton T. French and Preston C. French have been validly issued to Donald H. French, as custodian for each of Clayton T. French and Preston C. French, respectively, under the “The Georgia Transfers to Minors Act.”

(c) Except as set forth on SCHEDULE 3.5(c), the Shareholders have good and marketable title to the Company Shares, which in the aggregate represent 100% of the outstanding capital stock of the Company, and own beneficially and of record, and at Closing will own all of the Company Shares in the Company free and clear of any Liens. Except as set forth on SCHEDULE 3.5(c), the Company has good and marketable title to the share capital of the Subsidiary, which in the aggregate represents 100% of the allotted and issued share capital of the Subsidiary, and owns beneficially and of record, and at Closing will own all of the share capital of the Subsidiary free and clear of all Liens.

3.6 Condition of Equipment. Except as set forth on SCHEDULE 3.6:

(a) each item of Equipment necessary for the operation of the Company and/or Subsidiary is in good condition and repair, ordinary wear and tear excepted, and is not in need of imminent repair or replacement;

(b) the Equipment includes all items of tangible personal property utilized by the Company and/or Subsidiary in their operations;

(c) the list of Equipment on SCHEDULE 1.2 is a true and correct list of all items of tangible personal property necessary for or used in the operation of the Company and/or Subsidiary in the manner in which it has been and is now operated; and

(d) no Equipment has been removed since December 31, 2003, except for removal of obsolete or non-operational equipment which, to the extent necessary for the operation of the Company and/or Subsidiary, has been replaced.

3.7 Contracts. Except as set forth on SCHEDULE 3.7:

(a) All of the Contracts constitute legal, valid and binding obligations of the respective parties thereto, are in full force and effect, and neither the Company, Subsidiary nor any other party thereto has violated any provision of, or committed or failed to perform any act which, with notice, lapse of time or both, could constitute a default under the provisions of any of the Contracts that would allow the other party to terminate such Contract or bring a claim for damages;

(b) The Contracts described on SCHEDULE 1.1 constitute all of the agreements, undertakings, commitments or understandings, whether written or oral, relating to the Company and/or Subsidiary (and including all employment agreements of Company Employees);

(c) There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company and/or Subsidiary or to which the Company and/or Subsidiary is a party that would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company and/or Subsidiary, any acquisition of property by the Company and/or Subsidiary or the conduct of business by the Company and/or Subsidiary as currently conducted;

(d) The Company and Subsidiary have furnished true and complete copies of all Contracts, including all amendments, modifications and supplements thereto, and SCHEDULE 1.1 contains true, accurate and complete summaries of the provisions of all oral contracts;

(e) The consummation of the Merger does not require the consent, approval or waiver of any party to the Contracts, and the consummation of the transactions contemplated hereby will give no party the right to terminate such Contract;

(f) None of the Contracts provides for delayed or deferred payments;

(g) Neither the Company nor Subsidiary is a party to or is bound by any agreement or plan, including, without limitation, any stock option plan, stock appreciation plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(h) Neither the Company nor Subsidiary is in default with respect to any of their payment obligations under the Contracts; and

(i) Neither the Company nor Subsidiary is a party to any agreement for the purchase or sale of any property or services from or to or with any director, officer, manager, member or other affiliate of Shareholders, Company or Subsidiary.

3.8 Intellectual Property.

(a) SCHEDULE 3.8(a) is a complete and accurate list of all Company Registered Intellectual Property and (i) specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court, tribunal (including the United States of America Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of Company Registered Intellectual Property, and (ii) specifies any advice to Company and/or Subsidiary with respect to such Company Registered Intellectual Property or protectability of the Company Intellectual Property summarizing such advice.

(b) SCHEDULE 3.8(b) is a complete and accurate list (including name, version number, product description, the language in which it is written, and the type of hardware platform(s) on which it runs) of:

(i) all Software products or service offerings of the Company and/or Subsidiary (“Company Products”) that have been distributed or provided in the ten (10)-year period preceding the date hereof or which the Company and/or Subsidiary intends to distribute or provide in the future, including any products or service offerings under development and identifies all individuals who have contributed to the development of the Company Products; and

(ii) all Software, other than Company Products, that is either (x) offered or provided by Company and/or Subsidiary, directly or through distributors, to customers of Company and/or Subsidiary or (y) used by Company and/or Subsidiary to provide information or services to customers of Company and/or Subsidiary for a fee.

(c) No Company Intellectual Property or Company Products is subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation restricting in any respect the use, transfer, or licensing thereof by the Company and/or Subsidiary, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Products.

(d) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States of America or foreign jurisdictions, as the case may be, for the purposes of maintaining such material items of Company Registered Intellectual Property. There are no actions that must be taken by the Company and/or Subsidiary within one hundred and twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any material item of Company Registered Intellectual Property. In each case in which the Company and/or Subsidiary has acquired any Intellectual Property rights from any Person, the Company and/or Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual

Property) to the Company and/or Subsidiary and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company and/or Subsidiary has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(e) The Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the business of the Company and/or Subsidiary as they currently are conducted or are reasonably contemplated to be conducted, including, without limitation, the design, development, manufacture, use, import and sale of the Company Products. The Company and/or Subsidiary own and have good and exclusive title to or have a valid license to use, each material item of Company Intellectual Property free and clear of any Lien (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing: (i) the Company and/or Subsidiary is the exclusive owner of all trademarks and trade names used in connection with the operation or conduct of the business of the Company and/or Subsidiary, including the sale, distribution or provision of any Company Products by the Company and/or Subsidiary; (ii) the Company and/or Subsidiary owns exclusively, and have good title to, all copyrighted works that are Company Products or which the Company and/or Subsidiary otherwise purports to own; and (iii) to the extent that any Patents would be infringed by any Company Products, the Company and/or Subsidiary is the exclusive owner of such Patents.

(f) To the extent that any technology, software or Intellectual Property has been developed or created independently or jointly by a third party for the Company and/or Subsidiary or is incorporated into any of Company Products, the Company and/or Subsidiary has a written agreement with such third party with respect thereto and the Company and/or Subsidiary thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable license (sufficient for the conduct of its business as currently conducted and as proposed to be conducted) to all such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(g) Except as set forth on SCHEDULE 3.8(g), with respect to Software which is licensed by Company and/or Subsidiary to third parties or used in connection with the providing of services to third parties in the Company’s and/or Subsidiary’s businesses:

(i) Company and/or Subsidiary maintains machine-readable master-reproducible copies, reasonably complete technical documentation and/or user manuals for the most current releases or version thereof and for all earlier releases or versions thereof currently being supported by Company and/or Subsidiary;

(ii) in each case, the machine-readable copy substantially conforms to the corresponding source code listing;

(iii) such Software is written in the language set forth on SCHEDULE 3.8(b) for on the hardware set forth on SCHEDULE 3.8(b) with standard operating systems;

(iv) to the Knowledge of French, such Software can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems; and

(v) in each case, the Software operates in accordance with the user manual thereof without operating defects of any material nature.

(h) Except as set forth on SCHEDULE 3.8(h), neither the Company nor Subsidiary have transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property, to any third party, or permitted the Company’s and/or Subsidiary’s rights in any Intellectual Property to lapse or enter the public domain.

(i) SCHEDULE 3.8(i) lists all contracts, licenses, sublicenses and agreements, whether written or oral, to which the Company and/or Subsidiary are a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses in the ordinary course); or (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to the Company and/or Subsidiary, including all royalties or other amounts due thereon.

(j) Except as set forth on SCHEDULE 3.8(j), all contracts, licenses and agreements relating to either (i) Company Intellectual Property or (ii) Intellectual Property of a third party licensed to the Company and/or Subsidiary are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements or cause the forfeiture, modification or termination or give right of forfeiture, modification or termination of any Company Intellectual Property or in any way impair the right of the Company and/or Subsidiary to use, sell, license or dispose of or to bring any action for the infringement of any Company Intellectual Property or portion thereof. The Company and/or Subsidiary are in material compliance with and have not materially breached any such contracts, licenses and agreements and all other parties to such contracts, licenses and agreements are in compliance with and, to the Knowledge of French, have not materially breached such contracts, licenses and agreements. Following the Closing Date, the Parent and/or Surviving Corporation will be permitted to exercise all of the Company’s and/or Subsidiary’s rights under such contracts, licenses and agreements to the same extent the Company and/or Subsidiary would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Parent or Surviving Corporation would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to the Parent or Surviving Corporation by operation of law or otherwise of any contracts or agreements to which the Company and/or Subsidiary is a party, will result in (i) Parent or Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property right owned by, or licensed to, it, (ii) Parent or Surviving Corporation being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business, or (iii) Parent or Surviving Corporation being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company and/or Subsidiary prior to the Closing.

(k) The operation of the business of the Company and/or Subsidiary as such businesses currently are conducted or is reasonably contemplated to be conducted, including (i) the Company’s and/or Subsidiary’s design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of the Company and/or Subsidiary (including Company Products) and (ii) the Company’s and/or Subsidiary’s use of any product, device or process, has not infringed or misappropriated and, does not infringe or misappropriate, the Intellectual Property of any third party, constitute unfair competition or trade practices under the laws of any jurisdiction or violate any license or agreement between the Company and/or Subsidiary and any Person.

(l) Neither the Company nor Subsidiary have received notice from any third party that the operation of the business of the Company and/or Subsidiary or any act, product or service of the Company and/or Subsidiary, infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction nor, to the Knowledge of French, is there a basis for any such claim.

(m) Neither the development, manufacture, marketing, license, sale nor use of any product, technology or service currently licensed, sold or used by the Company and/or Subsidiary or currently under development violates or, to the Knowledge of French, will violate any license or agreement with any third party or infringes or, to the Knowledge of French, will infringe any Intellectual Property of any other Person; there is no pending or, to the Knowledge of French, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any Company Intellectual Property nor, to the Knowledge of French, is there any basis for any such claim, nor has the Company or Subsidiary received any notice asserting that any Company Intellectual Property or the proposed use, sale, license or disposition thereof conflicts with the rights of any other Person, nor, to the Knowledge of French, is there any basis for any such assertion.

(n) Except as set forth on SCHEDULE 3.8(n), to the Knowledge of French, no Person has infringed or is infringing or misappropriating any Company Intellectual Property.

(o) The Company and/or Subsidiary have taken reasonable steps to protect the Company’s and/or Subsidiary’s rights in its confidential information and trade secrets that they wish to protect or any trade secrets or confidential information of third parties provided to the Company and/or Subsidiary, and, without limiting the foregoing, the Company and/or Subsidiary have and enforce a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to the Parent and all current and former employees and contractors of the Company and/or Subsidiary have executed such an agreement.

(p) SCHEDULE 3.8(p) lists all information concerning users of Company Products (and all information about their use of Company Products) that is captured or collected by the Company Products or otherwise collected by the Company and/or Subsidiary (the “Captured User Data”). The Captured User Data does not include unique identifier information. Neither the Company nor Subsidiary have disclosed Captured User Data which includes unique identifier information to any third parties without the prior consent of the users to which such information pertains.

3.9 Leases. Except as set forth on SCHEDULE 3.9:

(a) the Company and/or Subsidiary have performed each material term, covenant and condition of each of the Leases which is to be performed by the Company and/or Subsidiary at or before the date hereof, and no default on the part of the Company and/or Subsidiary, or to the Knowledge of French, the part of any other party thereto, exists under any Lease that would allow the other party to terminate such Lease or bring a claim for damages;

(b) the Leases constitute all of the lease agreements between the Company and/or Subsidiary and third parties;

(c) each of the Leases is in full force and effect, unimpaired by any acts or omissions of the Company and/or Subsidiary, constitutes the legal and binding obligation of the Company and/or Subsidiary and any other party thereto, in accordance with its terms;

(d) Company and Subsidiary have furnished true and complete copies of the Leases to Parent, including any and all amendments, modifications and supplements thereto;

(e) there are no leasing commissions or similar payments due, arising out of, resulting from or with respect to any Lease which are owed by the Company and/or Subsidiary nor does, to the Knowledge of French, any other party thereto have a claim, lien, charge or credit against the Company and/or Subsidiary or offsets against rent due under Leases;

(f) the consummation of the Merger does not require the consent, waiver or approval of any Person under any Lease and will not give any party thereto the right to terminate the Lease;

(g) there are no “discounts,” “free rent,” “discounted rent” or “abatements of rent” agreed to by the Company and/or Subsidiary or in effect under any Lease; and

(h) each of Company’s and/or Subsidiary’s Financing Leases is listed as such on SCHEDULE 1.1.

3.10 Financial Statements and Interim Financial Statements.

(a) Attached as SCHEDULE 3.10(a) are true and complete copies of the audited balance sheet of the Company and Subsidiary, as at December 31, 2001, December 31, 2002 and December 31, 2003, and the related statements of changes in cash flow, shareholder equity and results of operation for the fiscal years then ended (collectively, the “Financial Statements”). The Financial Statements (i) were prepared in good faith and in accordance with the books of account and other financial records of the Company and Subsidiary, which are accurate and complete in all material respects, (ii) fairly present the assets, liabilities and financial condition of the Company and Subsidiary as of the respective dates thereof, and the changes in cash flow, shareholder equity and results of operation for the periods then ended, (iii) have been prepared, unless otherwise expressly stated therein, in accordance with GAAP applied on a consistent basis with the Company’s and Subsidiary’s past audited financial statements, and (iv) include all adjustments (consisting only of normally recurring accruals) that are necessary for a fair presentation of the financial condition and results of operation of the business of the Company and Subsidiary as of the dates thereof and for the periods covered thereby.

(b) Attached as SCHEDULE 3.10(b) are true and complete copies of the unaudited balance sheet of the Company and Subsidiary as at June 30, 2004, and the related statements of changes in cash flow, shareholder equity and results of operation for the six (6) month period then ended (the “Interim Financial Statements”). The Interim Financial Statements, which were prepared in good faith and in accordance with the books of account and other financial records of the Company and Subsidiary which are accurate and complete in all material respects, have been prepared in accordance with GAAP applied on a basis consistent with the Financial Statements and fairly present the financial condition of the Company and Subsidiary as at each of the dates indicated and the results of its operations and changes in financial position for each of the periods then ended.

(c) The Receivables of the Company are collectible in amounts not less than the amounts thereof carried on the books of the Company and Subsidiary, are not subject to any right of recourse, defense, deduction, counterclaim, offset or setoff on the part of the obligor, and reasonably can be expected to be collected within a reasonable time from the date incurred, except to the extent of the allowance for doubtful accounts shown on the balance sheets of the Financial Statements or Interim Financial Statements.

(d) All monies required to be withheld by the Company and/or Subsidiary from Company Employees for income taxes, social security and unemployment insurance taxes or other similar charges or assessments have been collected or withheld and either paid to the respective governmental agencies or set aside in accounts for such purpose.

(e) The values used and the depreciation taken for the assets of the Company and/or Subsidiary on the Financial Statements and the Interim Financial Statements are in accordance with GAAP and have not been challenged by the IRS or any other Federal, state, local or foreign agencies and would not if so challenged result in the imposition of a material liability or expense to the Company and Subsidiary taken as a whole.

(f) All the indebtedness of the Company and/or Subsidiary is accurately reflected in the Financial Statements and the Interim Financial Statements and is prepayable at any time at the option of the Company and/or Subsidiary without penalty or premium. All of the indebtedness of the Company and/or Subsidiary may be assumed by the Parent or Surviving Corporation by virtue of the consummation of the Merger without the payment of any penalty or the incurring of any additional obligation or change in the terms or conditions of such indebtedness.

3.11 No Changes. Except as set forth on SCHEDULE 3.11, since December 31, 2003, there has not been any:

(a) material adverse change in the financial condition, liabilities, assets, prospects or results of operation of the Company and/or Subsidiary;

(b) declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Company’s or Subsidiary’s capital stock or share capital, or any purchase, redemption or other acquisition by Company or Subsidiary of any of Company’s or Subsidiary’s capital stock or share capital or any other securities of Company or Subsidiary or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;

(c) issuance, delivery, sale, authorization, pledge or other encumbrance or proposal to do any of the foregoing with respect to, any shares of capital stock or share capital of the Company or Subsidiary or any securities convertible into shares of capital stock or share capital of the Company or Subsidiary, or subscriptions, rights, warrants or options to acquire any shares of capital stock or share capital of the Company or Subsidiary or any securities convertible into shares of capital stock or share capital of the Company or Subsidiary, or entry into other agreements or commitments of any character obligating it to issue any such shares or convertible securities;

(d) split, combination or reclassification of any of Company’s or Subsidiary’s capital stock or share capital;

(e) grant by Company and/or Subsidiary of any increase in compensation or fringe benefits or any payment by Company and/or Subsidiary of any bonus, except for bonuses made to non-officer employees consistent with past practice, or any grant by Company and/or Subsidiary of any increase in severance or termination pay or any entry by Company and/or Subsidiary into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company and/or Subsidiary of the nature contemplated hereby;

(f) entry into any licensing or other agreement by the Company and/or Subsidiary with regard to the acquisition or disposition of any Intellectual Property;

(g) change by Company and/or Subsidiary in its accounting methods, principles or practices, except as required by concurrent changes in GAAP;

(h) revaluation by Company and/or Subsidiary of any of their assets, including, without limitation, writing down the value of capitalized inventory or writing off Receivables or any sale of assets of Company and/or Subsidiary other than in the ordinary course of business;

(i) sale, lease, transfer, or assignment of any assets or properties of the Company and/or Subsidiary, tangible or intangible, outside the ordinary course of business;

(j) acquisition or agreement by the Company and/or Subsidiary to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or entry into any joint ventures, strategic partnerships or alliances;

(k) entry into, assumption or agreement to become bound under or obligated, by the Company and/or Subsidiary with respect to any agreement, contract, lease or commitment or extension or modification of the terms therein;

(l) acceleration, termination, modifications to, or cancellation by any party (including Company and/or Subsidiary) of any agreement, contract, lease, or license to which Company and/or Subsidiary is a party or by which it is bound and neither Company nor Subsidiary have modified, canceled or waived or settled any debts or claims held by it, outside the ordinary course of business, or waived or settled any rights or claims of a substantial value, whether or not in the ordinary course of business;

(m) assets of Company and/or Subsidiary, tangible or intangible, that have become subject to any Lien;

(n) any capital expenditures by Company and/or Subsidiary except in the ordinary course of business and not exceeding $10,000 in the aggregate of all such capital expenditures;

(o) any capital investment by Company and/or Subsidiary in, or any loan to, any other Person;

(p) creation, incurrence, assumption, prepayment or guarantee by Company and/or Subsidiary of any indebtedness for borrowed money and capitalized lease obligations, extension or modification of any existing indebtedness (other than advances under a pre-existing line of credit);

(q) other than in the ordinary course of business, grant by Company and/or Subsidiary of any license or sublicense of any rights under or with respect to any Company Intellectual Property;

(r) change made to, or authorization to change, the articles of incorporation, memorandum and articles of association, bylaws or other organizational documents of Company or Subsidiary;

(s) (i) change in Company’s or Subsidiary’s authorized or issued capital stock or share capital, (ii) grant of any stock option or right to purchase shares of capital stock or share capital of Company or Subsidiary, (iii) issuance of any security convertible into such capital stock or share capital, (iv) grant of any registration rights, (v) purchase, redemption, retirement, or other acquisition by Company or Subsidiary of any shares of any such capital stock or share capital or (vi) declaration or payment of any dividend or other distribution or payment in respect of shares of such capital stock or share capital;

(t) Event of Loss experienced by Company and/or Subsidiary;

(u) repeated, recurring or prolonged shortage, cessation or interruption of communications, customer access, supplies or utility services suffered by Company and/or Subsidiary;

(v) loan to, or entry into any other transaction with, or payment of any bonuses to, any of Company’s and/or Subsidiary’s affiliates, directors, officers, or employees or their affiliates, and, in any event, any such transaction was on fair and reasonable terms no less favorable to Company and/or Subsidiary than would be obtained in a comparable arm’s length transaction with a Person which is not such a director, officer or employee thereof;

(w) entry by Company and/or Subsidiary into any employment contract or collective bargaining agreement, written or oral, or modification of the terms of any such existing contract or agreement;

(x) adoption, amendment, modification, or termination of any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of Company’s and/or Subsidiary’s directors, officers, or employees (or taking of any such action with respect to any other Plan);

(y) other change in employment terms for any of Company’s and/or Subsidiary’s directors or officers, and neither the Company nor Subsidiary have made any other change in employment terms for any other employees outside the ordinary course of business;

(z) adverse change or, to the Knowledge of French, any threat of any adverse change suffered by Company and/or Subsidiary in its relations with, or any loss or threat of loss by Company and/or Subsidiary of, any of its major customers, distributors or partners;

(aa) adverse change or, to the Knowledge of French, any threat of any adverse change in its relations with, or any loss or threat of loss by Company and/or Subsidiary of, any of it major suppliers;

(bb) receipt of notice by Company, Subsidiary, and/or Shareholders of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

(cc) change of any of the Company’s and/or Subsidiary’s accounting principles or the method of applying such principles;

(dd) change in Company’s or Subsidiary’s banking or safe deposit arrangements;

(ee) entry by Company and/or Subsidiary into any transaction other than in the ordinary course of business; or

(ff) obligation or agreement by Company, Subsidiary or Shareholders to do any of the foregoing.

3.12 Undisclosed Liabilities. Neither the Company nor Subsidiary have any debt, liability or obligation of any kind, whether accrued, absolute, contingent or otherwise, including, without limitation, any liability or obligation on account of Taxes or any governmental charges or penalty, interest or fines, except: (i) those liabilities reflected in the Financial Statements, Interim Financial Statements and the Closing Balance Sheet; (ii) liabilities disclosed on SCHEDULE 3.12; (iii) liabilities incurred in the ordinary course of business (other than contingent liabilities) since December 31, 2003, and as shown on the Closing Balance Sheet; and (iv) liabilities incurred in connection with the transactions provided for in this Agreement.

3.13 No Litigation; Labor Disputes; Compliance with Laws. Except as set forth on SCHEDULE 3.13:

(a) There is no decree, judgment, order, litigation at law or in equity, arbitration proceeding or proceeding before or by any commission, agency or other administrative or regulatory body or authority pending or, to the Knowledge of French, threatened, to which French, the Company or Subsidiary is a party or to which French, the Company and/or Subsidiary is subject or which could have an adverse effect on French, the Company, Subsidiary or the Company Shares, and, to the Knowledge of French, there is no basis for any other claim, litigation or proceeding. There is no investigation by any commission, agency or other administrative or regulatory body or authority pending or, to the Knowledge of French, threatened, which is concerned with the operations, business or affairs of the Company, Subsidiary or the Company Assets or, to the Knowledge of French, is there any basis for any such investigation.

(b) Neither the Company nor Subsidiary is subject to or bound by any labor agreement or collective bargaining agreement; there is no labor dispute, grievance, controversy, strike or request for union representation pending or, to the Knowledge of French, threatened against the Company and/or Subsidiary; and to the Knowledge of French, there has been no occurrence of any events which could give rise to any such labor dispute, controversy, strike or request for representation.

(c) The Company and/or Subsidiary own and operate, and have owned and operated, their properties and assets, and carry on and conduct, and have carried on and conducted their business and affairs in compliance in all material respects with all applicable federal, foreign, state and local laws, statutes, ordinances, rules and regulations, and all court or administrative orders or processes. The Company and Subsidiary comply in all material respects with all applicable statutes, rules and regulations pertaining to equal employment opportunity.

3.14 Taxes. Except as disclosed on SCHEDULE 3.14:

(a) The Company and/or Subsidiary have timely filed all required foreign, federal, state and local Tax Returns, reports and estimates for all years and periods (and portions thereof) for which any such returns, reports and estimates were due, and any and all amounts due and payable have been paid in full except to the extent such amounts have been contested in good faith. All of such Tax Returns, reports and estimates are true and complete in all material respects. Company and/or Subsidiary have withheld all Tax required to be withheld under applicable law and regulations, and such withholdings have either been paid to the proper governmental agency or set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Company and/or Subsidiary. Neither the Company nor Subsidiary is the beneficiary of any extension of time for the filing of any Tax Returns, any waiver of any applicable statute of limitations or any extension of any period for Tax assessments. Neither the Company nor Subsidiary have any predecessor Tax liability by contract or as a matter of law, including under Section 1.1502-6 of the Regulations.

(b) There are no Tax deficiencies (including penalties and interest) of any kind assessed against or relating to Company and/or Subsidiary with respect to any Taxable periods ending on or before, or including, the date hereof of a character or nature that would result in Liens or claims on any of the Company Shares, the Company Assets or on the Company’s and/or Subsidiary’s title or use of the Company Assets or that would result in any claim against Parent and/or Surviving Corporation, and there is no such claim or dispute concerning the Tax liability of Company and/or Subsidiary that has been claimed or raised by any Tax authority, and no Tax audit of the foregoing has been commenced or noticed by any Tax authority.

(c) SCHEDULE 3.14(c) contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by Company and/or Subsidiary. No notice of a claim or pending investigation has been received or has been threatened by any domestic or foreign (whether national, federal, state, provincial or otherwise) jurisdiction with which the Company or Subsidiary does not currently file Tax Returns, alleging that the Company or Subsidiary has a duty to file Tax Returns and pay Taxes or is otherwise subject to the taxing authority of such jurisdiction.

(d) Except as set forth on SCHEDULE 3.14(d): (i) neither the Company nor Subsidiary has been a member of an affiliated, consolidated, combined or unitary group other than one of which Company was the common parent; (ii) neither the Company nor Subsidiary is a party to any Tax Sharing Agreement; (iii) neither the Company nor Subsidiary is disregarded as an entity for Tax purposes; (iv) neither the Company nor Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code; and (v) neither the Company nor Subsidiary owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(e) Neither the Company nor Subsidiary has made any payments, is obligated to make any payments, and neither is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. Neither the Company nor Subsidiary has been a United States of America real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company and/or Subsidiary have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The unpaid Taxes of the Company and/or Subsidiary (A) did not, as of June 30, 2004, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet for June 30, 2004 (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and/or Subsidiary in filing their Tax Returns.

3.15 Governmental Authorizations. Except as set forth on SCHEDULE 3.15, no qualifications, registrations, filings, franchises, licenses, permits, approvals or authorizations are required from any governmental authority in order for the Company and/or Subsidiary to own and operate in the manner operated on the date hereof.

3.16 Insurance. SCHEDULE 3.16 provides a list of, and true and complete copies of, all insurance policies and fidelity bonds relating to the Company Assets, and the business, operations, employees, officers or directors of the Company and/or Subsidiary. There is no claim by or on behalf of the Shareholders, Company or Subsidiary pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company or Subsidiary has otherwise complied fully with the terms and conditions of all such policies and bonds in all respects. Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since March 7, 2004 and remain in full force and effect. Such policies and bonds are of the type and in the amounts customarily carried by Persons conducting businesses similar to the Company and Subsidiary. Neither the Company nor Subsidiary has received any notices regarding threatened terminations of, premium increases in excess of customary increases with respect to, or material alterations of coverage under, any of such policies or bonds. Except as disclosed on SCHEDULE 3.16, after the Closing, Company and Subsidiary shall continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing.

3.17 Brokers. Neither this Agreement, the conversion of the Company Shares upon consummation of the Merger, nor any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing any Shareholder, the Company or Subsidiary as broker, finder, investment banker, financial advisor or in any similar capacity, other than EGL Holdings whose fees shall be paid by the Shareholders.

3.18 Powers of Attorney. Except as set forth on SCHEDULE 3.18, there are no Persons holding a power of attorney on behalf of the Company and/or Subsidiary.

3.19 Employees.

(a) SCHEDULE 3.19(a) lists the names and current annual salary rate or hourly rate of all employees of the Company and/or Subsidiary, which list includes for each such Person the amounts paid or payable as base salary and describes any other compensation arrangements for employees for the years 2003 and 2004, including bonuses, vehicle usage, severance or other perquisites and stock options of Company. Except as set forth on SCHEDULE 3.19 hereto, there are no collective bargaining agreements, employment agreements between the Company and/or Subsidiary and their employees or professional service Contracts not terminable at will. Except as set forth on SCHEDULE 3.19 hereto, neither the Company nor Subsidiary has any liability to any Company Employee for any stay bonus, retention bonus, or salary continuation arrangement or agreement or any similar arrangements. Except as set forth on SCHEDULE 3.19, the consummation of the transactions contemplated hereby will not cause: (a) Parent, Surviving Corporation, Company or Subsidiary to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any Person or any liability or obligation to pay with respect to any Company Employee Benefit Plan or (b) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer, or trigger the funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Employee Benefit Plan or any other agreement. The Subsidiary has no employees.

(b) SCHEDULE 3.19(a) lists the names of all former employees of the Company and/or Subsidiary since January 1, 1994, which list includes for each such Person (i) the date of such Person’s termination of employment, (ii) any termination, resignation, release or other severance agreement entered into by such Person in connection with the termination of employment, (iii) the amount of any deferred compensation, back-pay, severance, separation pay, accrued vacation/sick leave or other payments owing to such Person with respect to the termination of such Person’s employment, the manner and timing of payment and whether any amounts are still owing to such Person and (iv) any Company stock options of such Person and whether the exercise period of such stock options expired in accordance with the Company Option Plan or were otherwise extended by the Company.

3.20 Employee Benefit Plans. Except as set forth on SCHEDULE 3.20:

(a) Neither the Company nor Subsidiary has at any time maintained or been a party to or made contributions to any Company Employee Benefit Plan. All Company Employee Benefit Plans maintained by the Company and/or Subsidiary or to which the Company and/or Subsidiary is obligated to contribute, are, and have in the past been, in all respects maintained, funded and administered in compliance in every material respect with ERISA and the Code, and other applicable law; no such plan subject to Title IV of ERISA has been terminated; no proceedings to terminate any such plan have been instituted under Subtitle C of Title IV of ERISA; no reportable event within the meaning of Section 4043 of Subtitle C of ERISA has occurred for any such plan maintained by the Company and/or Subsidiary; the Company and/or Subsidiary has not withdrawn from a multiemployer plan (as defined in Section 4001(a) of ERISA); the consummation of the transactions contemplated hereby will not result in any withdrawal liability on the part of the Company and/or Subsidiary under a multiemployer plan; no Plan or Benefit Arrangement established or maintained by the Company and/or Subsidiary or to which the Company and/or Subsidiary is obligated to contribute has any “accumulated funding deficiency,” as defined in ERISA, or any other unfunded liability or funding deficit; no Plan or Benefit Arrangement established or maintained by the Company and/or Subsidiary or to which the Company and/or Subsidiary is obligated to contribute is a multiple employer plan within the meaning of Section 413(c) of the Code or a multiemployer employer welfare arrangement within the meaning of ERISA Section 3(40); and neither the Company nor Subsidiary has incurred any liability to the Pension Benefit Guaranty Corporation (“PBGC”) with respect to any such plan. There have been no “prohibited transactions,” as defined in Section 406 of ERISA, or in Section 4975 of the Code with respect to any Plan. No fiduciary with respect to any Company Employee Benefit Plan has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plan.

(b) The Company and/or Subsidiary has: (a) filed or caused to be filed all returns and reports on the Company Employee Benefit Plans that are required to be filed and (b) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for the Company and/or Subsidiary have been timely reported, fully paid and discharged. There are no such unpaid fees, penalties, interest or assessments due from the Company and/or Subsidiary or from any other Person that are or could become a Lien on the Company Shares, the Company Assets, the Company or Subsidiary or could otherwise adversely affect the Company, Subsidiary or the Company Assets in any material respect. The Company and/or Subsidiary has collected or withheld all amounts that are required to be collected or withheld by them to discharge their obligations, and all of those amounts have been paid to the appropriate governmental authority or set aside in appropriate accounts for future payment when due. The Company and/or Subsidiary has furnished to Parent true and complete copies of all documents setting forth the terms of each Company Employee Benefit Plan.

(c) SCHEDULE 3.20 includes (i) a list of all Company Employee Benefit Plans as well as with respect to each such Company Employee Benefit Plan, a correct and complete copy of each Company Employee Benefit Plan document and summary plan description (with all applicable attachments), (ii) a list of all reports, returns or other filings with the IRS for the last six (6) years and a copy of all audits or reviews for all Company Employee Benefit Plans and (iii) with respect to all current and former Company Employees, a summary of all Persons who have elected COBRA (and those Person who can still elect COBRA), life and other insurance coverage and benefits, disability benefits and/or other similar retirement benefits of Company and/or Subsidiary. Copies of all related trust agreements, insurance contracts, and other funding arrangements which implement each such Company Employee Benefit Plan are available for review at the Company. Notwithstanding the foregoing sentence, Shareholders shall make available to Parent (or its designee) a summary of the material terms of each such Company Employee Benefit Plan that has not been reduced to writing.

(d) All contributions or premiums for any period ending on or before the Closing Date that are not yet due have been made to or for each such Company Employee Benefit Plan or accrued in accordance with the past custom and practice of the Company and/or Subsidiary.

(e) No other entity which together with the Company and/or Subsidiary would be considered to be a single employer within the meaning of Section 4001(b) of ERISA has ever been required to contribute to any “multiemployer plan” as such term is defined in Section 3(37) of ERISA.

(f) Each Company Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred with respect to such plan since the date of such determination letter that could reasonably be expected to result in the revocation of such determination letter, and each such plan that is intended to be qualified under Section 401(a) of the Code has been amended to comply with the Retirement Protection Act of 1994, Uniformed Services Employment and Reemployment Rights Act of 1994, Small Business Job Protection Act of 1996, Taxpayer Relief Act of 1997 and IRS Restructuring and Reform Act of 1998 (collectively referred to as the “GUST Amendments”) and is the subject of a determination application submitted to the IRS on a timely basis, requesting a ruling that such plan, as amended by the GUST Amendments, continues to be a “qualified plan” under Section 401(a) of the Code.

(g) Neither the Company nor Subsidiary is obligated to provide, either directly or through a Company Employee Benefit Plan, any post-employment or retirement medical benefits or any other unfunded welfare benefits to or on behalf of any person after he ceases to be an employee of the Company and/or Subsidiary except for health continuation coverage as required by Section 4980B of the Code or part 6 of Title I of ERISA.

(h) As of the Closing Date, the current market value of assets under each Company Employee Benefit Plan that is a defined benefit pension plan equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to a pension plan terminating on such date.

(i) The Subsidiary has no Plans or Benefit Arrangements.

3.21 Environmental Compliance. Except as set forth on SCHEDULE 3.21:

(a) The business of the Company and/or Subsidiary have complied in all material respects and is in compliance with all Environmental Laws in all material respects.

(b) Neither the Company nor Subsidiary is a party to any litigation or administrative proceeding nor, to the Knowledge of French, is any litigation or administrative proceeding threatened against them, which in either case: (i) asserts or alleges the Company and/or Subsidiary violated any Environmental Laws; (ii) asserts or alleges that the Company and/or Subsidiary is required to clean up, remove or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials; or (iii) asserts or alleges that the Company and/or Subsidiary is required to pay all or a portion of the cost of any past, present or future cleanup, removal or remedial or other response action arising out of or relating to the disposal, depositing, discharge, leaking or other release of any Hazardous Materials.

(c) No Person has caused or permitted Hazardous Materials to be generated, treated, stored, or disposed of, released, recycled on, under or at any real property owned, leased, used or occupied by the Company and/or Subsidiary which Hazardous Materials, if known to be present, would require response remediation or cleanup, removal or some other remedial action under any Environmental Laws.

(d) There are not now nor have there been previously, tanks, disposal areas, landfills, surface impoundments or other facilities on, under or at any real property owned, leased, used or occupied by the Company and/or Subsidiary which contained any Hazardous Materials which, if known to be present in soils or groundwater or surface water, could require response remediation, removal or some other remedial action under Environmental Laws.

(e) There are no conditions existing currently which would subject the Company and/or Subsidiary to damages (including notice of resources damages), penalties, injunctive relief or response remediation or removal costs under any Environmental Laws or which require or are likely to require response, remediation or removal or such other remedial action pursuant to Environmental Laws.

(f) Neither the Company nor Subsidiary is subject to any judgment, order or citation related to or arising out of any Environmental Laws and has not been named or listed as a potentially responsible party by any governmental body or agency in a matter related to or arising out of any Environmental Laws.

(g) The Company and/or Subsidiary have been duly issued, and currently have and will maintain through the Closing Date, all permits, licenses, certificates and approvals required under any Environmental Law. A true and complete list of such permits, licenses, certificates and approvals, all of which are valid and in full force and effect, is set out on SCHEDULE 3.21(g). Except in accordance with such permits, licenses, certificates and approvals or in accordance with Environmental Laws, there has been no discharge of any Hazardous Materials or any other material regulated by such permits, licenses, certificates or approvals on any real property owned, leased, used or occupied by the Company and/or Subsidiary.

3.22 Bank Accounts. SCHEDULE 3.22 sets forth the names and locations of all banks, trust companies and other financial institutions at which the Company and/or Subsidiary maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature (collectively, “Bank Accounts”), the type and account number of each Bank Account and the signatories therefor, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

3.23 Transactions or Arrangements with Affiliates and Shareholders. SCHEDULE 3.23 attached hereto, contains a true, complete and accurate list of all the transactions and arrangements between the Company, Subsidiary and their officers, directors, shareholders or any affiliates thereof.

3.24 Certain Business Relationships with the Company. Except as set forth on SCHEDULE 3.24, no shareholder nor any director or officer of the Company and/or Subsidiary,

nor any member of their immediate families, nor any affiliate of any of the foregoing, owns, directly or indirectly, has an ownership interest in or is employed by (a) any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with the Company and/or Subsidiary, or (b) any business (corporate or otherwise) which conducts the same business as, or a business similar to, that conducted by the Company and/or Subsidiary.

3.25 Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than 10% of the Company’s and/or Subsidiary’s gross revenues during the twenty-four (24) month period preceding the date hereof and is still a customer on the date hereof and no major supplier of the Company and/or Subsidiary has canceled or otherwise terminated, or made any written threat to the Company and/or Subsidiary to cancel or otherwise terminate its relationship with the Company and/or Subsidiary or has at any time on or after January 1, 2002, decreased materially its services or supplies to the Company and/or Subsidiary in the case of any such supplier, or its usage of the services or products of the Company and/or Subsidiary in the case of such customer, and no supplier or customer has indicated either orally or in writing that it will cancel or otherwise terminate its relationship with the Company and/or Subsidiary or decrease materially its services or supplies to the Company and/or Subsidiary or its usage of the services or products of the Company and/or Subsidiary, as the case may be. Neither the Company, Subsidiary, nor the Shareholders have engaged in any fraudulent conduct with respect to any customer or supplier of the Company and/or Subsidiary.

3.26 Certain Payments. Neither the Company, Subsidiary, nor any shareholder, director, officer, agent, or employee of the Company and/or Subsidiary or any other Person associated with or acting for or on behalf of the Company and/or Subsidiary, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services: (1) to obtain favorable treatment in securing business; (2) to pay for favorable treatment for business secured; (3) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, Subsidiary or any Shareholder; or (4) in violation of any federal, state, local, municipal, foreign or other constitution, ordinance, regulation, statute, treaty, or other law, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company and/or Subsidiary.

3.27 Product Warranty. The technologies or products licensed, sold, leased, and delivered and all services provided by the Company and/or Subsidiary have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and neither the Company nor Subsidiary has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification thereof or other damages in connection therewith, other than in the ordinary course of business.

3.28 Amounts Owing. Except as set forth on SCHEDULE 3.28, the Company and/or Subsidiary has collected or cancelled any amounts loaned or advanced to or receivable from their directors, officers, employees, the Shareholders or any affiliates of the Company and/or Subsidiary.

3.29 Continuity of Business Enterprises. The Company and Subsidiary operate at least one significant historic business line, or own at least a significant portion of their historic business assets, in each case within the meaning of §1.368-1(d) of the Treasury Regulations, for the last two (2) years and the Company and Subsidiary have not disposed of any business line in the previous twenty-four (24) months.

3.30 Reorganization. Neither the Company, Subsidiary nor Shareholders has through the date of this Agreement taken or agreed to take any action other than as contemplated by this Agreement that would prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Neither the Company nor Subsidiary will, at the time of the transaction, have any outstanding warrants, options, convertible securities or any other type of right pursuant to which any Person could acquire stock in the Company.

3.31 Board of Director Approval; and Shareholder Vote Required.

(a) The Board of Directors of the Company has, as of the date of this Agreement, unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and Subsidiary and fair to, and in the best interests of, Company, Subsidiary and their shareholders and (iii) determined to recommend that the shareholders of the Company adopt and approve this Agreement and approve the Merger.

(b) The Shareholders have, as of the date of this Agreement, unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby and (ii) determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and Subsidiary and fair to, and in the best interests of, Company, Subsidiary and the Shareholders.

3.32 State Takeover Statutes. The Board of Directors of the Company has approved the Merger, this Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the transactions contemplated hereby and thereby the provisions of Section 14-2-1110 et seq. and 14-2-1131 et seq. of the Georgia Code to the extent, if any, such section is applicable to the Merger, this Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement or the transactions contemplated hereby and thereby.

3.33 Investment. Shareholders are acquiring the Optio Shares for investment for their own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. Shareholders understand that the Optio Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act.

3.34 Disclosure of Information. Shareholders have had full access to all information they consider necessary or appropriate to make an informed investment decision with respect to the Optio Shares to be acquired hereunder. Shareholders further have had an opportunity to ask questions and receive answers from the Parent regarding the terms and conditions of the receipt of the Optio Shares and to obtain additional information necessary to verify any information furnished to the Shareholders or to which Shareholders had access.

3.35 Investment Experience. Shareholders understand that the receipt of the Optio Shares as partial consideration for the Purchase Price involves substantial risk. Each Shareholder has experience as an investor in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Optio Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Optio Shares and protecting its own interests in connection with this investment.

3.36 Accredited Investor. Except as set forth on SCHEDULE 3.36, each Shareholder is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

3.37 Restricted Securities. Shareholders understand that the Optio Shares to be acquired hereunder are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Parent in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. Shareholders are familiar with Rule 144 of the Securities Act, as presently in effect, and understand the resale limitations imposed thereby and by the Securities Act. Shareholders understand that the Parent is under no obligation to register any of the Optio Shares.

3.38 Representations as of the Closing Date. Each of the representations and warranties of the Company and French set forth in this Article 3 shall be true and correct on and as of the Closing Date, as though such representations and warranties were made on and as of such time.

3.39 Records. The Records of the Company and/or Subsidiary have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind therein. The Company and Subsidiary have delivered or made available true and complete copies of each document (or summary of same) that has been requested by Parent or its counsel.

3.40 Disclosure. No statement of fact by the Company or French contained in this Agreement and no written statement of fact furnished or to be furnished by the Company or French to Parent or Merger Sub pursuant to or in connection with this Agreement contains or will contain any untrue statement of a fact, or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF OTHER SHAREHOLDERS AND

FRENCH

Each of the Other Shareholders severally, as to himself or herself only, and French, jointly and severally with the Other Shareholders, hereby represents, warrants and covenants to the Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the Schedules attached hereto as follows (nothing in any Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless such Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail such that the facts, information or events disclosed can be readily verified or ascertained from the books, records, and files of the Shareholders, the Company or Subsidiary; without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself)):

4.1 Securities Ownership. With respect to their respective ownership of Company Shares, each Other Shareholder has good and marketable title to such Company Shares and owns, of record and beneficially, such Company Shares, free and clear of all Liens and has not sold, pledged, assigned or otherwise transferred, nor is there any agreement to sell, pledge, assign or otherwise transfer such securities, except pursuant to this Agreement, nor are there any irrevocable proxies given with respect to such securities or any agreements to do so.

4.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby by each of the Other Shareholders and the consummation by each of the Other Shareholders of the transactions contemplated hereby and thereby, are within the power and legal right of each of the Other Shareholders and have been duly authorized by all necessary action by each of the Other Shareholders. Each of the Other Shareholders is competent to execute, deliver and perform this Agreement and all of the documents and instruments required hereby and is entering into this Agreement and the transactions contemplated hereby and thereby freely and voluntarily. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by each of the Other Shareholders the valid and binding obligations of each of the Other Shareholders, enforceable against them in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or rights of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies. The Other Shareholders have full power and authority to exchange the Company Shares that they respectively own and to perform their obligations hereunder and no other approvals or consents are required from any Person to consummate the transactions contemplated by this Agreement. Lacey LaCour has full power and authority to execute and deliver upon behalf of Destiny French Martin this Agreement and all of the documents and instruments required hereby and to exchange the Company Shares of Destiny French Martin in accordance with the transactions contemplated hereby and to perform her obligations hereunder.

4.3 Absence of Conflicting Agreements. Neither the execution, delivery or performance of this Agreement or any other transaction contemplated by this Agreement by the Other Shareholders, does or will, after the giving of notice, or the lapse of time or both, or otherwise, conflict with, result in a breach of, or constitute a default under any foreign, federal, state or local law, statute, ordinance, rule or regulation, or any court or administrative order or process, or any material contract, agreement, arrangement, commitment or plan to which the Other Shareholder is a party or by which the Other Shareholder or its assets are bound.

4.4 Certain Business Relationships with the Company. No Other Shareholder, nor any member of such Other Shareholder’s immediate family, nor any affiliate of any of the foregoing, owns, directly or indirectly, has an ownership interest in or is employed by (a) any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with the Company and/or Subsidiary, or (b) any business (corporate or otherwise) which conducts the same business as, or a business similar to, that conducted by the Company and/or Subsidiary.

4.5 Certain Transactions or Arrangements. SCHEDULE 4.5 attached hereto, contains a true, complete and accurate list of all the transactions and arrangements between the Other Shareholders and the Company, Subsidiary or their officers, directors, shareholders or any affiliates thereof.

4.6 Brokers. Neither this Agreement, the conversion of the Company Shares upon the consummation of the Merger, nor any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing any of the Other Shareholders as broker, finder, investment banker, financial advisor or in any similar capacity, other than EGL Holdings whose fees shall be paid by the Shareholders.

4.7 Investment. The Other Shareholders are acquiring the Optio Shares for investment for their own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. The Other Shareholders understand that the Optio Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act.

4.8 Disclosure of Information. The Other Shareholders have had full access to all information they consider necessary or appropriate to make an informed investment decision with respect to the Optio Shares to be acquired hereunder. The Other Shareholders further have had an opportunity to ask questions and receive answers from the Parent regarding the terms and conditions of the receipt of the Optio Shares and to obtain additional information necessary to verify any information furnished to the Other Shareholders or to which the Other Shareholders had access.

4.9 Investment Experience. The Other Shareholders understand that the receipt of the Optio Shares as partial consideration for the Purchase Price involves substantial risk. Each of the Other Shareholders has experience as an investor in securities of companies and acknowledges that he or she is able to fend for himself or herself, can bear the economic risk of the investment in the Optio Shares and has such knowledge and experience in financial or business matters that he or she is capable of evaluating the merits and risks of this investment in the Optio Shares and protecting his or her own interests in connection with this investment.

4.10 Accredited Investor. Except as set forth on SCHEDULE 4.10, each of the Other Shareholders is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

4.11 Shareholder Approval. The Other Shareholders have, as of the date of this Agreement, unanimously (i) approved this Agreement, the Merger and the other transactions contemplated hereby and (ii) determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and Subsidiary and fair to, and in the best interests of, Company, Subsidiary and the Other Shareholders.

4.12 Restricted Securities. The Other Shareholders understand that the Optio Shares to be acquired hereunder are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Parent in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Other Shareholders are familiar with Rule 144 of the Securities Act, as presently in effect, and understand the resale limitations imposed thereby and by the Securities Act. The Other Shareholders understand that the Parent is under no obligation to register any of the Optio Shares.

4.13 Reorganization. The Other Shareholders have not through the date of this Agreement taken or agreed to take any action other than as contemplated by this Agreement that would prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

4.14 Litigation. Except as set forth on SCHEDULE 4.14, there is no decree, judgment, order, litigation at law or in equity, arbitration proceeding or proceeding before or by any commission, agency or other administrative or regulatory body or authority pending or threatened, to which any Other Shareholder is a party or to which any Other Shareholder is subject or which could have an adverse effect on any Other Shareholder, and, to the actual personal knowledge of such Other Shareholder, there is no basis for any other claim, litigation or proceeding.

4.15 Representations as of the Closing Date. Each of the representations and warranties of the Other Shareholders and French set forth in this Article 4 shall be true and correct on and as of the Closing Date, as though such representations and warranties were made on and as of such time.

4.16 Disclosure. No statement of fact by any of the Other Shareholders or French contained in this Agreement and no written statement of fact furnished or to be furnished by any of the Other Shareholders or French to Parent or Merger Sub pursuant to or in connection with this Agreement contains or will contain any untrue statement of a fact, or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents, warrants and covenants to Shareholders as follows:

5.1 Organization. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Georgia.

5.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement and all of the documents and instruments required hereby by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby are within the corporate power of Parent and Merger Sub and have been duly authorized by all necessary corporate action by Parent and Merger Sub. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Parent and Merger Sub, the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, subject only to bankruptcy, insolvency, reorganization, moratoriums or similar laws at the time in effect affecting the enforceability or right of creditors generally and by general equitable principles which may limit the right to obtain equitable remedies.

5.3 Absence of Conflicting Agreements. Except as set forth on SCHEDULE 5.3, neither the execution, delivery or performance of this Agreement by Parent or Merger Sub nor the consummation of the acquisition of the Company pursuant to the Merger or any other transaction contemplated by this Agreement, does or will, after the giving of notice, or the lapse of time or otherwise, conflict with, result in a breach of, or constitute a default under, the articles of incorporation, bylaws or other organizational or governance documents of Parent or Merger Sub, or any federal, state or local law, statute, ordinance, rule or regulation, or any court or administrative order or process, or any material contract, agreement, arrangement, commitment or plan to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their assets are bound.

5.4 Optio Shares. Upon consummation of the transactions contemplated hereby and the issuance and delivery of certificates representing the Optio Shares, the Optio Shares will be validly issued, fully paid and non-assessable shares of Parent’s common stock, subject to the Escrow Agreement.

5.5 Capitalization of Parent and Merger Sub.

(a) SCHEDULE 5.5(a) sets forth, as of June 3, 2004, with respect to Parent, (a) the number of authorized shares of each class of its capital stock, and (b) the number of issued and outstanding shares of each class of its capital stock. Except as set forth in SCHEDULE 5.5(a), as of April 30, 2004, there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require Parent to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). Except as set forth in SCHEDULE 5.5(a), Parent is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

(b) SCHEDULE 5.5(b) sets forth, as of July 30, 2004, with respect to Merger Sub, (a) the number of authorized shares of each class of its capital stock, and (b) the number of issued and outstanding shares of each class of its capital stock. Except as set forth in SCHEDULE 5.5(b), as of August 9, 2004, there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require Merger Sub to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock).

Except as set forth in SCHEDULE 5.5(b), Merger Sub is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

5.6 Brokers. Neither this Agreement, the consummation of the Merger, nor any other transaction contemplated by this Agreement was induced or procured through any Person acting on behalf of or representing Parent or Merger Sub as broker, finder, investment banker, financial advisor or in any similar capacity, other than EGL Holdings whose fees shall be paid by the Shareholders.

5.7 Litigation. There is no claim, litigation, proceeding or governmental investigation pending against Parent or Merger Sub or, to the Knowledge of Parent, threatened, or any order, injunction or decree outstanding relating to Parent or Merger Sub that would prevent the consummation of the transactions contemplated by this Agreement.

5.8 SEC Filings. Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 2000 and has furnished to Shareholders, true and correct copies of Parent’s 10-Ks for the fiscal years ended January 31, 2004 and January 31, 2003 and Parent’s 10-Q for the fiscal quarter ended April 30, 2004 (“Parent SEC Reports”). To the Knowledge of Parent, none of the Parent SEC Reports contains any untrue statement of a fact or omits to state a material fact necessary in order to make the statements therein contained not misleading.

5.9 No Changes. Except as set forth in SCHEDULE 5.9, since April 30, 2004, there has not been any material adverse change in the financial condition, liabilities, assets or results of operation of Parent.

5.10 Board of Director Approval. Each of the Boards of Directors of Parent and Merger Sub, as of the date of this Agreement (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Parent and Merger Sub, and in the best interests of the Parent, Merger Sub and their shareholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

5.11 Reorganization. Neither the Parent nor Merger Sub has through the date of this Agreement taken or agreed to take any action other than as contemplated by this Agreement that would prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

5.12 Representations as of the Closing Date. The representations and warranties of Parent set forth in this Agreement shall be true and correct on and as of the Closing Date, as though such representations and warranties were made on and as of such time.

5.13 Disclosure. No statement of fact by Parent contained in this Agreement and no written statement of fact furnished or to be furnished by Parent to Shareholders pursuant to or in connection with this Agreement contains or will contain any untrue statement of a fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein contained not misleading.

ARTICLE 6

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PARENT AND MERGER

SUB

Each and every obligation of Parent and Merger Sub to be performed on the Closing Date shall be subject to the satisfaction at the Closing of the following express conditions precedent:

6.1 Accuracy of Representations and Warranties. The representations and warranties of the Company and French, and the Other Shareholders and French, as set forth in Article 3 and Article 4 of this Agreement, respectively, shall be true and correct in all material respects at and as of the Closing Date.

6.2 Compliance with Agreement. Shareholders and the Company shall have performed and complied with all of their respective obligations under this Agreement which are to be performed or complied with by them prior to or at the Closing.

6.3 Proceedings and Instruments Reasonably Satisfactory. All proceedings, corporate or other, to be taken by Shareholders or the Company in connection with the performance of this Agreement, and all documents incident thereto, shall be complete to the reasonable satisfaction of Parent and Parent’s counsel and Shareholders and the Company shall have made available to Parent for examination the originals or true and correct copies of all documents which Parent may reasonably request in connection with the transactions contemplated by this Agreement.

6.4 Deliveries at Closing. Shareholders shall have delivered or caused to be delivered to Parent the following documents, each properly executed and dated as of the Closing Date:

(a) Stock certificates representing the Company Shares, duly endorsed for transfer or accompanied by duly executed stock powers;

(b) Shareholders’ Closing Certificate;

(c) Shareholders’ Opinion of Counsel;

(d) Company’s Closing Certificate;

(e) Company’s Opinion of Counsel;

(f) Escrow Reserve Agreement;

(g) Estoppel Certificates from the lessors under the Leases in substantially the form attached hereto as EXHIBIT H;

(h) Consents from third parties under the Contracts;

(i) The resignations of all officers and directors of the Company and/or Subsidiary (and similar positions in the case of any non-United States of America divisions of the Company), effective as of the Closing Date and in form reasonably satisfactory to Parent’s counsel;

(j) Certificate of Merger in substantially the form attached hereto as EXHIBIT I, executed by the Company and Merger Sub for delivery to the Georgia Secretary of State;

(k) An employment agreement for the employment of Donald H. French by Parent in substantially the form attached hereto as EXHIBIT J;

(l) A general release by the Shareholders in substantially the form attached hereto as EXHIBIT K, providing among other things, the release of the Company and its directors, officers, agents and employees from any and all claims against the Company through the Closing Date;

(m) A general release by each of the Company Employees in substantially the form attached hereto as EXHIBIT L releasing the Company of certain deferred compensation and/or severance obligations and certain obligations with respect to the Company Option Plan;

(n) A confidentiality, non-solicitation and non-competition agreement by Shareholders in substantially the form attached hereto as EXHIBIT M;

(o) A confidentiality and non-disclosure agreement in substantially the form attached hereto as EXHIBIT N by each Company Employee who will be employed by the Parent or its designee as of the Closing;

(p) Stock powers executed in blank for the Escrowed Shares;

(q) An investment and lock-up agreement by each of the Shareholders in substantially the form attached hereto as EXHIBIT O;

(r) A general release by each of the officers and directors of the Company and/or Subsidiary in substantially the form attached hereto as EXHIBIT P; and

(s) Such other documents as the Parent may reasonably request.

6.5 Satisfaction by Company of Certain Promissory Notes. The outstanding principal, interest and other charges as of the Closing Date of those certain promissory notes of the Company described on SCHEDULE 6.5 shall have been paid in full by the Company and (i) Parent shall have received from the Company copies of payoff letters with respect to such promissory notes and (ii) Parent shall have received from the holders of such promissory notes a release in substantially the form attached hereto as EXHIBIT Q.

6.6 Satisfaction by Company of Certain Deferred Compensation and Severance Obligations. The amount of all deferred compensation and/or severance obligations as of the Closing Date with respect to the Company’s former and current employees as set forth on SCHEDULE 6.6 shall have been paid in full by the Company. Parent shall have received the releases described in Section 6.4(m).

6.7 Termination of Sterling Investment Group Warrant. That certain Warrant to Purchase Shares of Common Stock between the Company and Sterling Financial Investment Group, Inc. shall not have been exercised and such warrant shall have been terminated and the Company shall have been released of any further obligations with respect thereto. The Company shall have delivered to Parent written evidence of such termination and release in form and substance reasonably satisfactory to Parent.

6.8 No Dissenting Shares. No shareholder of the Company shall have exercised or be eligible to exercise dissenters’ rights under the Georgia Code or any other applicable law in connection with the transactions contemplated by this Agreement.

6.9 Termination of Barron Hughes. Barron Hughes shall have been terminated as an employee of the Company and provided a release of the Company in a form substantially similar to the release attached hereto as EXHIBIT L, with any severance or other obligations in connection with such termination of employment being the responsibility of the Shareholders. Shareholders shall have delivered to Parent written evidence of such termination and release in form and substance reasonably satisfactory to Parent.

6.10 Release by Mike McGuire. Mike McGuire shall have provided a release of the Company in a form substantially similar to the release attached hereto as EXHIBIT L.

6.11 Assignments of Patent. French shall have assigned to the Company, to the satisfaction of Parent and Parent’s counsel, that certain patent more particularly described as U.S. Patent No. 5,437,024, issued July 25, 1995 for SELECTIVE COMPUTER-GENERATED INFORMATION DISTRIBUTION SYSTEM BY COMPUTER PERIPHERAL EMULATION AND USE.

6.12 Termination of Company Plans. The Company shall have terminated the Company Option Plan and obtained releases from all such plan participants with respect to the termination of the Company Option Plan, any option agreement between a plan participant and the Company and the cancellation of a plan participant’s options. Parent shall have received the releases described in Section 6.4(m).

6.13 Approvals and Consent. There shall have been secured such permissions, approvals, determinations, consents, Estoppel Certificates and waivers, if any, in form and substance reasonably satisfactory to Parent, as may be required by law, regulatory authorities, the Leases or the Contracts.

6.14 Absence of Investigations and Proceedings. There shall be no decree, judgment, order or litigation at law or in equity, no arbitration proceedings, and no proceeding before or by any commission, agency or other administrative or regulatory body or authority pending to which the Shareholders, Company or Subsidiary is a party or to which the Shareholders, Company, Subsidiary, the Company Assets or the Company Shares are subject, which could (i) affect the ability of Parent or Merger Sub to consummate any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Surviving Corporation to own the assets of the Company and/or Subsidiary, to operate the businesses of the Company and/or Subsidiary, and to control the Subsidiary, or (iv) affect adversely the right of the Subsidiary to own its assets and to operate its businesses.

Without limiting the generality of the foregoing, no action, proceeding or formal investigation by any Person or governmental agency shall be pending with the object of challenging or preventing the Closing and no other proceedings shall be pending with such object or to collect damages from Parent or Merger Sub on account thereof. No suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby.

6.15 Board of Director and Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the Board of Directors of the Company, and by the requisite vote under applicable law, by the shareholders of the Company. The Company shall have delivered to the Parent copies of the resolutions of the shareholders and the Board of Directors of the Company in form reasonably satisfactory to Parent.

6.16 Governmental Consents. All authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained on terms and conditions reasonably acceptable to Parent and Merger Sub and be in full force and effect.

6.17 Absence of Liens; Payoff Letters. There shall not be any Liens on the Company, Subsidiary, the Company Shares or the Company Assets. Shareholders shall deliver to Parent copies of payoff letters for all existing indebtedness of the Company and/or Subsidiary.

6.18 Payments Owed. Any amounts or payments owed by any Shareholder, any affiliate of a Shareholder or any officers, directors, shareholders or affiliates of the Company and/or Subsidiary shall be repaid in full prior to the Closing.

6.19 Signature Cards on Bank Accounts. The signature cards for the Bank Accounts shall have been modified by Company and/or Subsidiary in accordance with the direction of Parent.

If any of the conditions set forth in this Article 6 have not been satisfied, the Parent and Merger Sub may nevertheless waive such condition, but only in writing, and proceed with the consummation of the transactions contemplated hereby but such waiver shall not relieve the Company or Shareholders of any of their obligations under Article 8 hereof.

ARTICLE 7

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND

SHAREHOLDERS

Each and every obligation of the Company and Shareholders to be performed on the Closing Date shall be subject to the satisfaction at the Closing of the following express conditions precedent:

7.1 Accuracy of Representations and Warranties. The representations and warranties of Parent set forth in Article 5 of this Agreement shall be true and correct in all material respects at and as of the Closing Date.

7.2 Compliance with Agreement. Parent and Merger Sub shall have performed and complied with all of their obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.

7.3 Proceedings and Instruments Reasonably Satisfactory. All proceedings, corporate or other, to be taken by Parent and Merger Sub in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be complete to the reasonable satisfaction of Shareholders and Shareholders’ counsel, and Parent shall have made available to Shareholders for examination the originals or true and correct copies of all documents which Shareholders may reasonably request in connection with the transactions contemplated by this Agreement.

7.4 Deliveries at Closing. Parent shall have made the payments described in Section 2.6 which are due upon Closing, and issued the Optio Shares in accordance with Article 2, and shall have delivered or caused to be delivered to Shareholders the following documents, each properly executed and dated as of the Closing Date:

(a) Escrow Reserve Agreement;

(b) Parent’s Closing Certificate;

(c) Parent’s and Merger Sub’s Opinion of Counsel;

(d) Merger Sub’s Closing Certificate;

(e) Certificate of Merger in substantially the form attached hereto as EXHIBIT I, executed by the Merger Sub and Company for delivery to the Georgia Secretary of State;

(f) An employment agreement for the employment of Donald H. French by Parent in substantially the form attached hereto as EXHIBIT J;

(g) Stock certificates representing the Optio Shares; and

(h) Such other documents as the Shareholders may reasonably request.

7.5 Absence of Investigations and Proceedings. No action, proceeding or formal investigation by any Person or governmental agency shall be pending with the object of challenging or preventing the Closing and no other proceedings shall be pending with such object or to collect damages from any Shareholder on account thereof.

7.6 Approvals and Consent. There shall have been secured such permissions, approvals, determinations, consents and waivers relating to Parent and Merger Sub, if any, in form and substance reasonably satisfactory to Shareholders, as may be required by law or regulatory authorities.

7.7 Board of Director and Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the Boards of Directors of the Parent and Merger Sub, and by the requisite vote under applicable law, by the shareholders of Merger Sub. The Parent shall have delivered to the Shareholders copies of the resolutions of the Boards of Directors of the Parent and Merger Sub and the shareholders of Merger Sub, in form reasonably satisfactory to Shareholders.

7.8 Governmental Consents. All authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the transactions contemplated by this Agreement relating to Parent and Merger Sub shall have been obtained on terms and conditions reasonably acceptable to Shareholders and be in full force and effect.

7.9 Stock Options to Donald French. The Parent shall have issued to French Three Hundred Fifty Thousand (350,000) options (non-qualified) to purchase shares of the common stock of Parent, at a strike price based upon the Closing Price on the Closing Date. Such options shall vest over a period of four (4) years, with 25% of the options vesting on each anniversary of the Closing Date.

7.10 Stock Options to Company Employees. The Parent shall have issued up to an aggregate of Three Hundred Forty Thousand (340,000) stock options (non-qualified) at a strike price based upon the Closing Price on the Closing Date to certain Company Employees and/or former employees of the Company listed on SCHEDULE 7.10. Such options shall vest over a period of four (4) years, with 25% of the options vesting on each anniversary of the Closing Date.

If any of the conditions set forth in this Article 7 have not been satisfied, Shareholders may nevertheless waive such condition, but only in writing, and proceed with the consummation of the transactions contemplated hereby but such waiver shall not relieve Parent of any of its obligations under Article 8 hereof.

ARTICLE 8

INDEMNIFICATION

The Parties shall be indemnified as set forth below.

8.1 Indemnification by French. French covenants and agrees that he shall reimburse and indemnify and hold the Parent, Merger Sub, Company, Subsidiary, Surviving Corporation and their respective stockholders, general partners, limited partners, members, managers, directors, officers, employees, agents, affiliates and subsidiaries (the “Parent Indemnified Parties”) harmless from, against and in respect of any and all actions, suits, claims, interest, penalties, proceedings, investigations, audits, demands, losses (direct or indirect), lost profits, Taxes, diminution in value, liabilities, damages, interest, penalties, assessments, fines, judgments, costs and expenses, (including, without limitation, reasonable attorneys’ fees) (collectively, “Claims”) incurred by any of the Parent Indemnified Parties that result from:

(a) any inaccuracy in or breach of any representations or warranties made by the Company or any of the Shareholders in this Agreement, the exhibits, the Schedules or any other written statement, list, certificate, document or other instrument furnished to Parent, Merger Sub or Surviving Corporation by or on behalf of the Shareholders, Company or Subsidiary pursuant to this Agreement (ignoring for this purpose any materiality qualifiers set forth therein);

(b) any nonfulfillment of any covenant or agreement of Shareholders or the Company under this Agreement or the agreements and instruments contemplated herein;

(c) any fees, expenses or other payments incurred or owed by Shareholders, Company, Subsidiary or Surviving Corporation to any brokers or comparable third parties retained or employed by them or their affiliates in connection with the transactions contemplated by this Agreement, other than EGL Holdings whose fees shall be paid by the Shareholders;

(d) any claims made by a third party alleging facts which, if true, would entitle Parent, Merger Sub or Surviving Corporation to indemnification pursuant to (a) through (c) above;

(e) any failure of French to comply with his obligations under this Section 8.1 or the failure of the Other Shareholders to comply with their obligations under Section 8.2;

(f) any Claim of a former or current employee of Company and/or Subsidiary relating to such Person’s employment or termination of employment with the Company and/or Subsidiary prior to the Closing Date;

(g) any claims of Sterling Financial Investment Group, Inc. which relate or are due to the conduct of the Company, Subsidiary, and their respective stockholders, general partners, limited partners, members, managers, directors, officers, employees, agents, affiliates and subsidiaries on or prior to the Closing Date; or

(h) any fees or expenses (including without limitation, reasonable attorneys’ fees) incurred by any Parent Indemnified Party in enforcing their rights hereunder, and including interest on any judgments obtained by any Parent Indemnified Party for reimbursement of Claims from the date of occurrence until the date of reimbursement by French.

The amounts for which French shall be liable under this Section 8.1 shall be net of any insurance proceeds paid to Parent Indemnified Parties in connection with the facts giving rise to the right of indemnification.

8.2 Indemnification by Other Shareholders. The Other Shareholders, severally and not jointly, covenant and agree that they shall reimburse and indemnify and hold the Parent Indemnified Parties harmless from, against and in respect of any and all Claims incurred by any of Parent Indemnified Parties that result from:

(a) any inaccuracy in or breach of any representations or warranties made by the Other Shareholders in this Agreement, the exhibits, the Schedules or any other written statement, list, certificate, document or other instrument furnished to Parent, Merger Sub or

Surviving Corporation by or on behalf of the Other Shareholders pursuant to this Agreement (ignoring for this purpose any materiality qualifiers set forth therein);

(b) any nonfulfillment of any covenant or agreement of the Other Shareholders under this Agreement or the agreements and instruments contemplated herein;

(c) any fees, expenses or other payments incurred or owed by the Other Shareholders, Company, Subsidiary or Surviving Corporation to any brokers or comparable third parties retained or employed by them or their affiliates in connection with the transactions contemplated by this Agreement, other than EGL Holdings whose fees shall be paid by the Shareholders;

(d) any claims made by a third party alleging facts which, if true, would entitle Parent, Merger Sub or Surviving Corporation to indemnification pursuant to (a) through (c) above;

(e) any failure of the Other Shareholders to comply with their obligations under this Section 8.2; or

(f) any fees or expenses (including without limitation, reasonable attorneys’ fees) incurred by any Parent Indemnified Party in enforcing their rights hereunder, and including interest on any judgments obtained by any Parent Indemnified Party for reimbursement of Claims from the date of occurrence until the date of reimbursement by the Other Shareholders.

The amounts for which the Other Shareholders shall be liable under this Section 8.2 shall be net of any insurance proceeds paid to Parent Indemnified Parties in connection with the facts giving rise to the right of indemnification.

8.3 Indemnification by Parent. Parent covenants and agrees that it shall reimburse and indemnify and hold Shareholders (the “Shareholder Indemnified Parties”) harmless from, against and in respect of any and all Claims incurred by any of Shareholder Indemnified Parties that result from:

(a) any inaccuracy in or breach of any representations or warranties made by Parent in this Agreement, the Schedules or any other written statement, list, certificate or other instrument furnished to Shareholders by or on behalf of Parent pursuant to this Agreement (ignoring for this purpose any materiality qualifiers set forth therein);

(b) any nonfulfillment of any covenant or agreement of Parent under this Agreement;

(c) any fees, expenses or other payments incurred or owed by Parent to any brokers or comparable third parties retained or employed by it or its affiliates in connection with the transactions contemplated by this Agreement, other than EGL Holdings whose fees shall be paid by the Shareholders;

(d) any claims made by a third party alleging facts which, if true, would entitle Shareholders to indemnification pursuant to (a) through (c) above;

(e) any failure of Parent to comply with its obligations under this Section 8.3;

(f) any fees or expenses (including without limitation, reasonable attorneys’ fees) incurred by any Shareholder Indemnified Party in enforcing their rights hereunder, and including interest on any judgments obtained by any Shareholder Indemnified Party for reimbursement of Claims from the date of occurrence until the date of reimbursement by Parent; or

(g) any claim, liability or obligation incurred or owed by Parent relating to the operation of the Surviving Corporation by Parent after the Closing Date.

The amounts for which Parent shall be liable under this Section 8.3 shall be net of any insurance proceeds paid to Shareholder Indemnified Parties in connection with the facts giving rise to the right of indemnification.

8.4 Method of Asserting Claims.

(a) The party seeking indemnification (the “Indemnitee”) will give prompt written notice to the other party or parties (the “Indemnitor”) of any Claim, whether solely between the parties or brought by a third party, which it discovers or of which it receives notice after the Closing and which might give rise to a claim by it against Indemnitor under Section 8 hereof, stating the nature, basis and (to the extent known) amount thereof; provided that failure to give prompt notice shall not jeopardize the right of any Indemnitee to indemnification except to the extent such failure shall have materially prejudiced the ability of the Indemnitor to defend such Claim. Subject to the Indemnitor’s right to defend in good faith third party claims as hereinafter provided, the Indemnitor shall satisfy its obligations and this Article 8 within thirty (30) days after receipt of written notice thereof from the Indemnitee.

(b) In case of any Claim or suit by a third party or by any governmental body, or any legal, administrative or arbitration proceeding with respect to which Indemnitor may have liability under the indemnity agreement contained in this Section 8, Indemnitor shall be entitled to participate therein, and, to the extent desired by it, to assume the defense thereof, and after notice from Indemnitor to Indemnitee of the election so to assume the defense thereof, Indemnitor will not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with the defense thereof, other than reasonable costs of investigation, unless Indemnitor does not actually assume the defense thereof following notice of such election. Indemnitee and Indemnitor will render to each other such assistance as may reasonably be required of each other in order to insure proper and adequate defense of any such suit, Claim or proceeding. If the Indemnitor actually assumes the defense of the Indemnitee, the Indemnitee will not make any settlement of any Claim which might give rise to liability of Indemnitor under the indemnity agreements contained in this Section without the written consent of Indemnitor, which consent shall not be unreasonably withheld, delayed or conditioned, and the Indemnitor shall not agree to make any settlement of any Claim which would not include the unconditional release of the Indemnitee without the written consent of Indemnitee, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) If the Indemnitee shall notify the Indemnitor of any claim or demand pursuant to Section 8.4(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnitee which the Indemnitor acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnitee under Sections 8.1, 8.2 or 8.3, the Indemnitor shall have the right to employ counsel acceptable to the Indemnitee to defend any such claim or demand asserted against the Indemnitee. The Indemnitee shall have the right to participate in the defense of any such claim or demand. The Indemnitor shall notify the Indemnitee in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnitee to the Indemnitor under Section 8.4(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnitor is defending in good faith any such claim or demand asserted by a third party against the Indemnitee, the Indemnitee shall not settle or compromise such claim or demand. The Indemnitee shall make available to the Indemnitor or its agents all records and other materials in the Indemnitee’s possession reasonably required by the Indemnitor for the Indemnitor’s use in contesting any third party claim or demand. Whether or not the Indemnitor elects to defend any such claim or demand, the Indemnitee shall have no obligations to do so.

8.5 Limitation on Aggregate Claims. No Claims may be asserted by the Parent Indemnified Parties pursuant to Sections 8.1(a), 8.1(d) (as it relates to 8.1(a)), 8.1(f) or 8.1(g) or 8.2(a) or 8.2(d) (as it relates to 8.2(a)) of this Agreement, until the aggregate amount of all such Claims of the Parent Indemnified Parties (whether pursuant to Section 8.1 and/or Section 8.2) shall exceed Fifty Thousand Dollars ($50,000.00) (the “Threshold Amount”), at which time the Parent Indemnified Party seeking indemnification shall be entitled to recover the full Threshold Amount from dollar one plus all amounts in excess thereof. Notwithstanding anything to the contrary contained in this Article 8, the Parties hereby acknowledge and agree that the rights and remedies of the Parent Indemnified Parties under Section 8.1 and Section 8.2 shall not be exclusive, and that the Parent Indemnified Parties shall be entitled to seek indemnification under both Section 8.1 and Section 8.2.

8.6 Limitation on Aggregate Claims. No Claims may be asserted by the Shareholder Indemnified Parties pursuant to Sections 8.3(a) or 8.3(d) (as it relates to 8.3(a)) of this Agreement, until the aggregate amount of all such Claims of the Shareholder Indemnified Parties shall exceed Fifty Thousand Dollars ($50,000.00) (the “Threshold Amount”), at which time the Shareholder Indemnified Party seeking indemnification shall be entitled to recover the full Threshold Amount from dollar one plus all amounts in excess thereof.

8.7 Payment of Claims. Parent shall have the right to cause any Claims that it may have against Shareholders, whether under this Agreement or otherwise, to be paid, as of any date after any Shareholder fails to pay such Claims pursuant to Section 8.4(a) hereof, by reduction or offset of such Claims against any amounts payable by Parent pursuant to this Agreement, but not pursuant to the employment agreement of French. In addition, Parent may, subject to the conditions stated in the preceding sentence, offset any such Claims against the Escrowed Shares retained by the Escrow Agent pursuant to Section 2.12 hereof. The rights contained herein shall not be exclusive, but shall be in addition to any other rights and remedies available to Parent. If such Claims by Parent are pending against Shareholders at such time as the Escrowed Shares would otherwise be disbursed by the Escrow Agent, then the Escrow Agent shall withhold from such disbursement any amount that would become necessary to satisfy such Claim until such time as such Claim has been resolved. The per share price for purposes of determining the amount of Escrowed Shares subject to a claim shall be the ten (10) day average of the Closing

Price on the date the claim is made. In addition, once a claim is resolved, Parent shall be authorized to require that the Escrow Agent sell the applicable Escrowed Shares into the public market (subject to applicable securities laws) and provide Parent with the net cash proceeds.

8.8 No Indemnification by Company of Surviving Corporation After Closing; No Contribution or Subrogation. Notwithstanding anything to the contrary contained in this Article 8, after the Closing Date neither the Company, Parent nor Surviving Corporation shall be liable for any breaches of the representations, warranties or covenants contained in this Agreement, and Shareholders shall not have any right of subrogation against or contribution from the Company, Parent or Surviving Corporation.

ARTICLE 9

TAX MATTERS AND INDEMNIFICATION

9.1 Tax Treatment. Shareholders and Parent hereby agree that an election under Section 338 of the Code (or any similar provision of the law of any state or other taxing jurisdiction) will not be made with respect to Company in connection with the transactions and for purposes of all Tax Returns and other applicable filings, Parent and Shareholders will report the transaction contemplated by this Agreement as a reorganization under Section 368(a)(1) of the Code and the Tax Regulations and will comply with the record keeping and tax reporting requirements of Section 1.368-3 of the Tax Regulations.

9.2 Tax Indemnification.

(a) Except as provided in this Article 9, Shareholders, jointly and severally, agree that the following shall constitute liabilities of the Shareholders (“Retained Liabilities”) for all purposes under this Agreement:

(i) any liability for Taxes imposed on Company for any taxable period ending on or before the Closing Date, and for the portion of any Straddle Period (as defined below) ending on the Closing Date (a “Pre-Closing Tax Period”);

(ii) any Taxes imposed on Company as members of the “affiliated group” (within the meaning of Section 1504(a) of the Code) of which Company (or any predecessor or successor) is the common parent that arises under Section 1.1502-6(a) of the Treasury Regulations and any similar provisions under state or local law including Company as members in a “unitary business” as that term has been defined in U.S. Supreme Court jurisprudence;

(iii) the breach by Shareholders or the failure by Shareholders to perform (or cause to be performed) any of the covenants contained in this Article 9;

(iv) all Transfer Taxes for which Shareholders are liable pursuant to Section 2.13; and

(v) reasonable attorneys’ fees, reasonable accountants’ fees and out-of-pocket expenses incurred by Parent in the investigation or defense of any claim arising under

Sections 9.2(a)(i)-(iv) or in asserting, preserving or enforcing any of the rights of Parent arising under Article 8 relating to this Article 9, except as otherwise provided in Section 9.4(b);

provided, however, that the amount of any indemnification under Article 8 relating to the matters set forth in this Article 9, and the determination of Retained Liabilities, shall not include any accruals and related reserves for Taxes included in the final determination of Final Net Worth.

(b) Parent agrees that the following shall constitute liabilities of the Company assumed by the Parent for all purposes under this Agreement:

(i) any Taxes imposed on Parent or the Company for all taxable periods ending after the Closing Date (except with respect to a Straddle Period, in which case Parent will be responsible only for that portion of any Taxes that do not relate to a Pre-Closing Tax Period, except to the extent that such Taxes have been included in the final determination of Final Net Worth) (“Post-Closing Tax Period”);

(ii) any liability for Taxes attributable to a breach by Parent of its obligations under this Agreement; and

(iii) reasonable attorneys’ fees, reasonable accountants’ fees and out-of-pocket expenses incurred by Shareholders in the investigation or defense of any claim arising under Sections 9.2(b)(i)-(ii) or in asserting, preserving or enforcing any of the rights of Shareholders arising under Article 8 relating to this Article 9, except as otherwise provided in Section 9.4(b).

(c) To the extent that an obligation of one party pursuant to this Section 9.2 may overlap with another obligation of such party pursuant to this Section 9.2, the party entitled to indemnification under Article 8 relating to such obligations shall be limited to only one of such indemnification payments.

(d) Whenever in accordance with this Article 9 Parent shall be required to pay Shareholders an amount in respect of liabilities for Taxes for Post-Closing Tax Periods or Shareholders shall be required to pay Parent an amount in respect of liabilities for Taxes for Pre-Closing Tax Periods, such payments shall be made the later of 10 days after requested or 10 days before the requesting party is required to pay the related Tax liability.

9.3 Computation of Tax Liabilities.

(a) To the extent permitted or required by law or administrative practice the taxable year of Company which includes the Closing Date shall be treated as closing on (and including) the Closing Date.

(b) In the case of any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), Taxes of Company for the Straddle Period shall be computed as if the taxable period for Company ended at the close of the Closing Date, except that (i) exemptions, allowances or deductions that are allowed on an annual basis shall be apportioned on a per-diem basis and (ii) real property, personal property, intangibles and other similar taxes shall be allocated in accordance with the principles of Section 164(d) of the Code.

By way of example and without limitation, to the extent that Section 1.1502-75 of the Treasury Regulations or some other tax provision requires or allows the taxable year of Company to close for federal (or state) income tax purposes on the Closing Date, then such provision shall be given full effect for purposes of Article 8 and this Agreement.

9.4 Procedures Relating to Indemnification Relating to this Article 9.

(a) Notwithstanding the procedures relating to indemnification set forth in Article 8 hereof, the provisions set forth in this Section 9.4(a)-(c) shall apply to any events or circumstances described in this Section 9.4(a)-(c). If a claim for Taxes, including notice of a pending audit, shall be made by any taxing authority in writing (a “Tax Claim”), which, if successful, might result in an indemnifiable Claim pursuant to Article 8 on the basis of Section 9.2 hereof, the party seeking indemnification (the “Tax Indemnified Party”) shall notify the other party (the “Tax Indemnifying Party”) in writing of the Tax Claim within fifteen (15) business days of receipt of such Tax Claim. If notice of a Tax Claim is not given to the Tax Indemnifying Party within such period or in detail sufficient to apprise the Tax Indemnifying Party of the nature of the Tax Claim, the Tax Indemnifying Party shall not be liable to the Tax Indemnified Party to the extent that the Tax Indemnifying Party’s position would be materially prejudiced as a result thereof.

(b) With respect to any Tax Claim which might result in an indemnifiable Claim by a Parent Indemnified Party pursuant to Article 8 on the basis of Section 9.2 hereof, Shareholders shall be entitled to control and conduct, in a reasonable fashion, all proceedings taken in connection with such Tax Claim (including selection of counsel) and will pay the fees and expenses associated with such Tax Claim. To the extent Shareholders elect to control the proceedings, it will keep Parent informed of the progress of the proceedings and afford Parent the opportunity to participate in such proceedings. In no case shall Shareholders settle or otherwise compromise any Tax Claim referred to in the preceding sentence without the prior written consent of Parent, which consent may not be unreasonably withheld. If Shareholders determine that it will not contest such a Tax Claim, Shareholders shall so notify Parent in a timely fashion and, unless Shareholders determine in good faith that such Tax Claim is not an indemnifiable Tax under this Agreement, expressly affirm its obligation to indemnify Parent in respect of such Tax Claim. Failing such notification and/or express affirmation of Shareholders’ obligation to indemnify Parent, Parent shall be entitled, but shall not be required, to take actions that it reasonably deems appropriate to protect its interests. Shareholders, Parent, the Company, their affiliates and any successors thereto shall reasonably cooperate with each other in contesting such Tax Claim, which cooperation shall include, without limitation, the retention of records for the period described in Section 9.5(c) and providing reasonable access to each Party’s representatives of records and information for Pre-Closing Tax Periods and Straddle Periods which are relevant to such Tax Claim and making employees available at reasonable times and without undue interference with the employer’s business operations to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. In the event that issues relating to a liability for Taxes for a Pre-Closing Tax Period are required to be dealt with in the same proceeding as separate issues relating to a liability for Taxes for a Post-Closing Tax Period, Parent shall have the right, at its expense, to control the proceeding with respect to such Post-Closing Tax Period items.

(c) None of Parent or the Company, on the one hand, nor Shareholders, on the other hand, shall enter into any compromise or agree to settle any Tax Claim pursuant to any proceeding which would materially increase the other party’s liability for Taxes for such year or a subsequent year without the written consent of the other party, which consent shall not be unreasonably withheld. Parent, Company and the Shareholders agree to cooperate in the defense against or compromise of any claim in any such Tax Claim proceeding.

9.5 Tax Returns.

(a) Shareholders shall prepare or cause to be prepared and timely file or cause to be timely filed all required Tax Returns relating to Company for any taxable period which ends on or before the Closing Date. Parent shall prepare or cause to be prepared and timely file or cause to be filed all required Tax Returns relating to Company for taxable periods ending after the Closing Date and all required Tax Returns for subsequent taxable periods. All such returns shall be prepared and all elections with respect to such returns shall be made, to the extent permitted by law, in a manner consistent with prior practice. Shareholders shall provide Parent with copies of all “pro forma” Tax Returns of, or with respect to, Company for any taxable period beginning December 1, 2003 and ending on or before the Closing Date within ten (10) business days of filing such Tax Returns. Before filing any Tax Return with respect to any Straddle Period, Parent shall provide Shareholders with a copy of such Tax Return at least twenty (20) days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof) accompanied by a statement calculating in reasonable detail Shareholders’ indemnification obligation pursuant to Article 8 on the basis of Section 9.2 hereof. Notwithstanding anything in this Agreement to the contrary, Shareholders shall have no indemnification obligation pursuant to Article 8 on the basis of Section 9.2 hereof with respect to any Taxes covered by such Tax Return until Shareholders have received such Tax Return and such statement. If for any reason Shareholders do not agree with Parent’s calculation of its indemnification obligation, Shareholders shall notify Parent of their disagreement within ten (10) days of receiving a copy of the Tax Return and Parent’s calculation, and such dispute shall be resolved pursuant to the Tax Dispute Resolution Mechanism. If Shareholders agree with Parent’s calculation of its indemnification obligation, Shareholders shall pay to Parent the amount of Shareholders’ indemnification at the time specified in Section 9.2(d).

(b) Shareholders shall pay or cause to be paid when due and payable all Taxes with respect to Company for any taxable period ending on or before the Closing Date to the extent such Taxes exceed the amount, if any, accrued or reserved for such Taxes on the Closing Balance Sheet, and the Parent shall so pay or cause to be paid Taxes for any taxable period ending after the Closing Date (subject to its right of indemnification from the Shareholders by the date set forth in Section 9.2(d)) for Taxes attributable to the portion of any Tax period that excludes the Closing Date pursuant to Section 9.2.

(c) Shareholders, Company, and Parent shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Parent and Shareholders recognize that Parent will need information regarding the amount of any net operating loss carryover, net capital loss carryover or similar tax attribute of Company that arises during any Pre-Closing Tax Period and that is available to Company for any Post-Closing Tax Period (collectively, the “Attributes”). Shareholders further acknowledges that Parent will need such information in connection with the filing of Tax Returns in 2004 and 2005 (or sooner for purposes of estimated Taxes). Accordingly, upon the request of Parent, Shareholders agree to provide Parent with a preliminary estimate of the amount, if any, of Attributes of Company utilized or which may be utilized by Shareholders in connection with the filing of Shareholders’ Tax Returns for the 2004 taxable year or any prior taxable year (the “Attributes Estimate”), and further agrees that, within ten (10) business days of filing Company’s federal income Tax Return for the 2004 taxable year, it shall provide Parent with written confirmation of the amount of Attributes, if any, so utilized, which confirmation shall be affirmed by an officer authorized to sign Shareholders’ consolidated federal income Tax Return on behalf of Shareholders. In the event that Shareholders choose to carry any Attribute back to a year prior to 2004, Shareholders shall promptly inform Parent of its election, and shall provide information regarding the amount, if any, of such Attribute continuing to be available to Company after such carry back. Any costs or expenses incurred in the preparation of the Attributes Estimate shall be borne equally by Shareholders and Parent. Parent and Shareholders further recognize that Shareholders Indemnified Parties will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by Company to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, Parent and Shareholders agree that from and after the Closing Date, Shareholders, Parent and the Company (including their affiliates and successors) shall (i) retain and maintain all such records including (but not limited to) all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of Company for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (A) the expiration of the statute of limitations of the taxable periods to which such Tax returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (B) six years following the due date (without extension) for such Tax Returns, and (ii) allow Shareholders and Parent and their agents and representatives (and agents or representatives of any of their affiliates), upon reasonable notice and at mutually convenient times to inspect, review and make copies of such records (at the expense of the party requesting the records) as Shareholders and Parent may deem reasonably necessary or appropriate from time to time. Any information obtained under this Section 9.5(c) shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

(d) Any refunds or credits of Taxes of Company plus any interest received with respect thereto from the applicable Tax authority for any taxable period ending on or before the Closing Date (including refunds or credits arising by reason of amended Tax Returns filed after the Closing Date but excluding any refund or credit included in the final determination of the Final Net Worth, which shall be the property of the Parent, and if paid to the Shareholders, shall be promptly paid over to the Parent) shall be for the account of Shareholders and shall be paid by Parent to Shareholders within ten (10) business days after Parent receives such refund or after the relevant Tax Return is filed in which the credit is applied against any of the Parent Indemnified Parties’ liability for Taxes. Any refunds or credits of Taxes of Company plus any interest received with respect thereto from the applicable taxing authority for any taxable period beginning after the Closing Date shall be for the account of Parent. Any refunds or credits of

Taxes of Company for any Straddle Period shall be apportioned between Shareholders and Parent in the same manner as the liability for such Taxes is apportioned pursuant to Section 9.2.

(e) Neither Parent nor any other Person, except with the written consent of Shareholders, shall file any amended Tax Return, make or change any Tax election, adopt or change any method of Tax accounting, consent to any extension or waiver of the limitations period applicable to any Tax Claim or take or omit to take any action, if and to the extent that such filing, making, changing, adopting, consenting, waiving, action or omission would have the effect of increasing the Tax liability of Shareholders, for any period (or portion thereof) ending on or before the Closing Date, except as otherwise required by a final determination made by a Taxing authority or by a court of law.

9.6 Tax Dispute Resolution Mechanism. Notwithstanding any provisions relating to dispute resolution set forth in Article 8 hereof, wherever in this Article 9 it is provided that a dispute shall be resolved pursuant to the “Tax Dispute Resolution Mechanism,” the parties shall cooperate in good faith to resolve such dispute between them; but if the parties are unable to resolve such dispute, such dispute shall be resolved as follows: The parties shall submit the dispute to a jointly selected “Big Four” accounting firm (the “Settlement Accountants”) for resolution, which resolution shall be final, conclusive and binding on the parties. If Parent and Shareholders cannot jointly agree on the Settlement Accountants, Parent and Shareholders shall each submit to their respective accountants the name of an accounting firm that does not at the time and that has not in the prior two years provided services to Shareholders or Parent or any of their respective affiliates, and the Settlement Accountants shall be selected by lot from these two firms by the respective accountants of the two parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Settlement Accountants in resolving a dispute as to the amount of Taxes owed by either of the parties shall be borne equally by Shareholders and Parent.

9.7 Tax Sharing Agreements. Any and all existing agreements relating to the allocation or sharing of Taxes (the “Tax Sharing Agreements”) between Company and any member of the affiliated group, within the meaning of Section 1504(a) of the Code, of which any of the Shareholders is a member (the “Shareholders Affiliated Group”) or between the Company and/or Subsidiary and any other Person shall be terminated as of the Closing Date. After the Closing Date, neither Company nor Subsidiary shall have any further rights or obligations under any such Tax Sharing Agreement.

9.8 No Indemnification by Company or Surviving Corporation After Closing; No Contribution or Subrogation. Notwithstanding anything to the contrary contained in this Article 9, after the Closing Date neither the Company, Parent nor Surviving Corporation shall be liable for any breaches of the representations, warranties or covenants contained in this Agreement, and Shareholders shall not have any right of subrogation against or contribution from the Company, Parent or Surviving Corporation.

ARTICLE 10

FURTHER AGREEMENTS

10.1 Company Employees.

(a) Effective as of the Closing Date, Parent shall (i) offer the Company Employees the salaries set forth on SCHEDULE 10.1(a); (ii) cause as soon as practicable all Company Employees to be eligible to participate in its “employee benefit plans” (as defined in Section 3(3) of ERISA) and any other employee benefit plan, policy or arrangement of Parent (collectively, “Parent Benefit Plans”) in which similarly situated employees of Parent are eligible to participate in accordance with the terms and conditions of such Parent Benefit Plans, provided, however, the Parties acknowledge and agree that the Company Employees shall not be able to participate in the Parent’s Paid-Time-Off (PTO) Program until January 1, 2005; (iii) provide each Company Employee credit for years of service prior to the Closing with Company in accordance with similarly situated employees of Parent for the purpose of eligibility and vesting under Parent’s health, vacation, severance and other employee benefit plans (including, without limitation, the Parent’s 401(k) plan) in which they may become participants on the first day of the next calendar quarter following the Closing and (iv) allow those Company Employees who as of Closing are participants in the Company’s SEP Plan to roll over such accounts into Parent’s 401(k) plan. Notwithstanding anything to the contrary contained herein, nothing shall restrict Parent’s or Surviving Corporation’s ability to change or terminate the benefits or benefit plans provided to Parent’s or Surviving Corporation’s employees (including Company Employees) nor shall Parent or Surviving Corporation be required to provide to any Company Employee any of the terms and conditions of employment provided to such employees prior to Closing. This Section 10.1 shall operate exclusively for the benefit of the Parties to this Agreement and not for the benefit of any other Person, including, without limitation, any current, former or retired employee of the Company, Subsidiary or Parent.

(b) Except as otherwise specifically provided herein, to the extent accrued for on the Closing Balance Sheet or totally covered by the applicable insurance policy of the Company, the Company agrees that it shall be solely responsible and liable for the administration of COBRA and for any medical, disability, or other benefits owed to Company Employees under the Company’s benefit plans prior to Closing, including, without limitation, any expenses for health or dental benefits incurred but not submitted for reimbursement prior to the Closing that are covered under the Company’s benefit plans. Except as otherwise specifically provided herein, to the extent accrued for on the Closing Balance Sheet or totally covered by the applicable insurance policy of the Company, the Company will be solely responsible for providing, at its cost, all medical, administration of COBRA, life and other insurance coverage and benefits, and disability benefits to which any Company Employee who retired or was terminated from service with the Company on or prior to the Closing Date who was eligible for these benefits or who was disabled prior to the Closing Date.

10.2 Legend. The certificates representing the Optio Shares shall bear the following legends:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR HYPOTHECATED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION UNDER THE 1933 ACT AND UNDER SUCH STATE LAWS, COVERING SUCH SECURITIES, (2) THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE 1933 ACT AND UNDER SUCH STATE LAWS, OR (3) THE ISSUER RECEIVES AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND UNDER SUCH STATE LAWS. THERE ARE ALSO RESTRICTIONS ON TRANSFER PURSUANT TO AN INVESTMENT AND LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE COMPANY OFFICES.

Parent may, unless a registration statement is in effect covering such shares, place stop transfer orders with its transfer agents with respect to such certificates in accordance with federal securities laws.

10.3 Voting of and Dividends on the Escrowed Shares. Except with respect to the Escrowed Shares that offset Claims or Tax Claims in accordance with Article 8 and 9 hereof, all Escrowed Shares shall be deemed to be owned by the Shareholders and the Shareholders shall be entitled to vote the Escrowed Shares; provided, however, that there shall also be deposited with the Escrow Agent all shares of Parent common stock issued to the Shareholders as a result of any stock dividend or stock split and all cash issuable to the Shareholders as a result of any cash dividend, with respect to the Escrowed Shares. All stock and cash issued or paid upon the Escrowed Shares shall be distributed to the Person entitled to received such Escrowed Shares together with such Escrowed Shares.

10.4 Merger of Surviving Corporation into Parent. The Parties acknowledge and agree that Parent intends subsequent to the Closing Date to merge the Surviving Corporation into Parent with the Parent to be the corporation that survives such merger. From and after the Closing Date, the Parent shall use its reasonable best efforts to cause within thirty (30) days after the Closing Date the Surviving Corporation to be merged into Parent. The Parties consent to such merger and agree, (i) from time to time after the Closing Date, upon the reasonable request of Parent, to execute and deliver, or cause to be executed and delivered, such further instruments as Parent and Surviving Corporation may reasonably request in order to effectuate such merger and (ii) to use their commercially reasonable best efforts to assist Parent and/or Surviving Corporation to obtain any consents required in connection with such merger.

ARTICLE 11

MISCELLANEOUS

11.1 Further Assurances. From time to time after the Closing Date, upon the reasonable request of Parent or Surviving Corporation, Shareholders shall execute and deliver, or cause to be executed and delivered, such further instruments of conveyance, assignment and transfer and take such further action as Parent or Surviving Corporation may reasonably request with respect to the transactions contemplated herein.

11.2 Schedules. Any disclosure with respect to a Section of this Agreement requires a specific reference in the Schedules to such Section of the Agreement to which any such disclosure applies, and no disclosure shall be deemed to apply with respect to any Section to which it does not expressly apply. True and complete copies of all written agreements referenced in the Schedules have been delivered to Parent.

11.3 Survival. The obligations to indemnify contained in Articles 8 and 9 hereof, the agreements and statements contained herein and in the Schedules, the representations and warranties made in this Agreement or made pursuant hereto shall survive the Closing for a period of two (2) years following the Closing Date and the consummation of the transactions contemplated by this Agreement (except for claims involving fraud which shall survive indefinitely), and shall survive to the extent that any claim for indemnification in respect of a breach is made on or before such date, in which case such claim shall survive until the resolution of such claim, and shall also survive any independent investigation, inspection or audit by Parent, Surviving Corporation or Shareholders, or on their behalf, and any dissolution, merger or consolidation of Parent, Surviving Corporation or Shareholders and shall bind the legal representatives, assigns and successors of Parent, Surviving Corporation and Shareholders. Notwithstanding anything to the contrary contained herein, the Parties agree that (i) the representations and warranties set forth in Section 3.14 (Taxes), Section 3.20 (Employee Benefit Plans) and Section 3.21 (Environmental) shall survive the Closing until ninety (90) days after the expiration of the applicable statute of limitations, and (ii) the representations and warranties set forth in Section 3.5(a) (Title to Company Assets), Section 3.5(b) (Capitalization), Section 3.5(c) (Title to Shares), Section 3.17 (Brokers), Section 4.1 (Securities Ownership), Section 4.6 (Brokers) and Section 5.6 (Brokers) shall survive indefinitely. Further notwithstanding anything to the contrary contained herein, the Parties’ obligations under Section 2.11 (Purchase Price Adjustments) and Section 11.5 (Expenses) and indemnification obligations with respect to such sections shall survive until performed.

11.4 Entire Agreement; Amendment; and Waivers. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the Parties, whether oral or written, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision or breach of this Agreement, whether or not similar, unless otherwise expressly provided.

11.5 Expenses. Except as otherwise specifically provided herein, whether or not the transactions contemplated by this Agreement are consummated, Parent shall pay the fees and expenses of its and Merger Sub’s respective counsel, accountants and other experts, and Shareholders shall pay the fees and expenses of its, the Company’s and Subsidiary’s respective counsel, accountants and other experts, in each case incident to the negotiation and preparation of this Agreement, the consummation of the transactions contemplated hereby and in preparation for this transaction; provided, further, any fees and expenses of the Shareholders, the Company or Subsidiary related to the transactions contemplated herein and booked as a liability of the Company or Subsidiary or paid by the Company or Subsidiary, shall be reimbursed to the Company or Subsidiary by the Shareholders prior to the Closing. Notwithstanding anything to the contrary in this section, the prevailing party shall be entitled to recover attorneys’ fees and costs of collection in successfully enforcing any provision of this Agreement.

11.6 Benefit; Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

11.7 Public Announcements. Except as otherwise may be required by law, all press releases or other announcements with respect to this Agreement and the transactions contemplated herein shall be mutually agreeable to the Parties.

11.8 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of (i) the date when sent by confirmed telecopy or facsimile machine to the number shown below, or (ii) the business day after being properly deposited for delivery by commercial overnight delivery service, prepaid, or (iii) five (5) days after deposit in the United States of America mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address or change of telecopy number:

If to Parent, Merger Sub or Surviving Corporation:	Optio Software, Inc. 3015 Windward Plaza Windward Fairways II Alpharetta, Georgia 30005 Attention: C. Wayne Cape, CEO Telecopy No.: (770) 576-3699

With a copy to:	Lord, Bissell & Brook 1900 The Proscenium 1170 Peachtree St., N.E. Atlanta, Georgia 30309 Attention: Neil H. Dickson, Esq. Telecopy No.: (404) 872-5547

If to Shareholders:	Donald H. French 200 Old Tree Trace Roswell, Georgia 30075 Telecopy No.: (770) 234-5952

With a copy to:	Broad and Cassel 201 S. Biscayne Boulevard, Suite 3000 Miami, Florida 33131 Attention: A. Jeffrey Robinson, P.A. Telecopy No.: (305) 373-9443

11.9 Counterparts; Headings. This Agreement may be executed in counterparts (and by facsimile), each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

11.10 Income Tax Position. No Party shall take a position for income tax purposes which is inconsistent with this Agreement.

11.11 Severability. If any provision, clause or part of this Agreement or the application thereof under certain circumstances is held invalid, or unenforceable, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

11.12 Consent of Shareholders. In the event the consent or agreement of the Shareholders shall be necessary or required with respect to the transactions contemplated herein, the Parties acknowledge and agree that French may act unilaterally on behalf of the Shareholders for convenience or logistical purposes and Parent, Merger Sub and Surviving Corporation are hereby authorized to rely on the direction and decisions of French.

11.13 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Georgia, without regard to the conflict of law principles thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

“PARENT”

OPTIO SOFTWARE, INC.

By:	/s/ C. Wayne Cape
Its:

“MERGER SUB”

OPTIO SOFTWARE II, INC.

By:	/s/ C. Wayne Cape
Its:

“COMPANY”

VERTISOFT CORPORATION

By:	/s/ Donald H. French
Its:

“FRENCH”

/s/ Donald H. French
Donald H. French

“OTHER SHAREHOLDERS”

Destiny French Martin, also known as Destiny Martin

By:	/s/ Lacey LaCour
Lacey LaCour, her attorney-in-fact

/s/ Donald French II
Donald French II

/s/ Lacey LaCour
Lacey LaCour, formerly known as Lacey French

/s/ Donald H. French
Donald H. French, as custodian for Clayton T. French under “The Georgia Transfers to Minors Act” and as guardian of Clayton T. French

/s/ Donald H. French
Donald H. French, as custodian for Preston C. French under “The Georgia Transfers to Minors Act” and as guardian of Preston C. French